Exhibit 4.6

Inmet Mining Corporation

Notice of 2012 annual meeting of shareholders

Management proxy circular

March 14, 2012

Letter to shareholders

March 14, 2012

Dear Shareholder,

You’re invited to attend our annual meeting of shareholders on Friday, April 27, 2012 at 2:30 p.m. (Toronto time) at The Toronto Board of Trade, Fourth Floor, 1 First Canadian Place, 100 King Street West, Toronto, Ontario. The meeting will be held in Rooms A, B, C and D.

Attending the meeting gives you an opportunity to vote your shares in person, hear first-hand about our 2011 results and strategy for future growth, and meet face to face with members of Inmet’s board of directors and senior management.

It’s important to vote. The attached management proxy circular contains important information about voting, the nominated directors, our governance practices and how we compensate our directors and executives, including the key compensation decisions affecting Inmet’s senior management for 2011. Voting by proxy is the easiest way to vote — just complete the enclosed form, sign and date it, and then follow the return instructions on the form.

Inmet made progress on many fronts over the past year, which you can read about in our 2011 annual report.

We’re very excited about our future prospects and thank you for your continued confidence in Inmet. On behalf of my colleagues on the board and the entire Inmet management team, we look forward to welcoming you on April 27th.

Sincerely,

David R. Beatty

Chairman of the Board

Inmet Mining Corporation

WHAT’S INSIDE

Letter to shareholders	IFC

Notice of 2012 annual meeting of shareholders	1

Management proxy circular	2

1. About voting	3
Who can vote	3
How to vote	3
Revoking your vote	5
Processing your vote	5

2. Business of the meeting	6
About the nominated directors	7
Appointment of auditors	16
Having a say on executive compensation	17

3. About Inmet	18
Our corporate governance practices	18
About the board	19

4. Compensation	37
Compensation governance	37
Director compensation	38
Message to shareholders	43
Executive compensation	45

5. Other information	79
Loans to directors and executive officers	79
Liability insurance for directors and officers	79

Appendices	80

Notice of 2012 annual meeting of shareholders

You’re invited to attend our annual meeting of shareholders:

When Friday, April 27, 2012 2:30 p.m. (Toronto time)	Where The Toronto Board of Trade Rooms A, B, C, D Fourth Floor, 1 First Canadian Place 100 King Street West Toronto, Ontario

Business of the meeting

1.               Receive our consolidated annual financial statements for the year ended December 31, 2011, and the auditors’ report for those statements

2.               Elect the directors

3.               Appoint our auditors

4.               Have a ‘say on pay’

5.               Consider other business that may properly come before the meeting.

Please vote

You have the right to vote if you held common shares of Inmet on March 14, 2012.

Your vote is important. You can vote by proxy if you’re unable to attend the meeting and vote in person. The attached management proxy circular explains the voting process and discusses the items of business in more detail and is considered part of this notice.

By Order of the Board,

Lynda Beesley

Corporate Secretary

Inmet Mining Corporation

Toronto, Ontario

March 14, 2012

Management proxy circular

We’re sending you this management proxy circular (circular) because you owned Inmet shares on March 14, 2012. As a shareholder of record, you’re entitled to receive notice of our 2012 annual meeting of shareholders, attend the meeting and vote your shares.

Management is soliciting your proxy for the meeting. This circular includes important information about the items of business we’ll be covering at the meeting. It gives you detailed information about the nominated directors, our governance practices, how we compensate our directors and executives, the key compensation decisions for performance in 2011 and our share performance.

In this document, we, us, our and Inmet refer to Inmet Mining Corporation (Inmet). You and your refer to Inmet shareholders.

The information in this management proxy circular is as of March 14, 2012, unless indicated otherwise.

All information is in Canadian dollars, unless specified otherwise.

See the discussion starting on page 3 for information about who is entitled to vote and how to vote. The solicitation of proxies for this circular is being made on behalf of management of Inmet. It is expected that the solicitation of proxies will be made primarily by mail, but proxies and voting instructions may also be solicited personally by employees of Inmet for which no additional compensation will be paid. We pay all costs for proxy solicitation and the voting process.

The board of directors has approved the contents of this document and has authorized us to send it to you.

By Order of the Board,

Lynda Beesley

Corporate Secretary

Inmet Mining Corporation

Toronto, Ontario

March 14, 2012

SECTION 1

ABOUT VOTING

Who can vote

You have the right to vote if you owned Inmet shares on March 14, 2012. Each share you own entitles you to five votes.

You’re a registered shareholder if the shares are registered in your name. This means that your name appears in the shareholders’ register maintained by our transfer agent, CIBC Mellon Trust Company (CIBC Mellon), and on your share certificate representing the shares you hold.

You’re a non-registered (or beneficial) shareholder if your bank, trust company, securities broker or other financial institution or intermediary (your nominee) holds your shares for you in a nominee account.

Shares outstanding and principal holders of our shares

At March 14, 2012, we had 69,365,748 common shares outstanding.

Leucadia National Corporation (Leucadia) owns a total of 11,042,413 common shares (approximately 15.9 percent of our outstanding common shares) through its subsidiary, MK Resources, LLC. We issued 5,600,000 of these shares when we acquired a 70 percent interest in the Las Cruces copper project in Spain in 2005, and another 5,442,413 of these shares in December 2010 when we acquired the remaining 30 percent interest in Las Cruces. Mr. Thomas Mara is a nominated director and an officer of Leucadia.

After exchanging its subscription receipts on May 17, 2011, Temasek Holdings (Private) Limited (Temasek) indirectly owns 7,779,692 common shares (approximately 11.2 percent of our outstanding common shares) through its wholly owned subsidiary, Ellington Investments Pte. Ltd. According to the terms of an investor rights agreement with Inmet, Temasek is entitled to designate one nominee for election or appointment to our board (board designee), for as long as it beneficially owns at least 5 percent of our outstanding common shares.

Our directors and officers are not aware of anyone else who beneficially owns, directly or indirectly, or exercises control or direction over more than 10 percent of our voting shares.

How to vote

You can vote in person or by proxy. Voting by proxy is the easiest way to vote. It means you’re giving someone else the authority to attend the annual meeting and vote your shares for you (called your proxyholder).

About completing the proxy form

This package includes either a proxy form or voting instruction form that includes the names of Inmet officers who are proxyholders. When you vote by proxy, you are giving them the authority to vote your shares for you according to your instructions. If you return your proxy form or voting instruction form and do not specify how you want to vote your shares, one of these officers will vote your shares for the items.

You can also appoint someone else to be your proxyholder. Print his or her name in the space provided on the form, or by completing another proxy form. The person does not need to be a shareholder. Your vote can only be counted if he or she attends the meeting and votes on your shares according to your instructions. If you do not specify how you want to vote your shares, your proxyholder can vote as he or she sees fit.

Your proxyholder will vote according to your instructions on these items and on any ballot that may be called for. If there are changes or new items, your proxyholder has the discretionary authority to vote your shares on these items as he or she sees fit.

Returning your proxy form

We must receive your completed proxy form or voting instruction form by 2:30 p.m. (Toronto time) on Wednesday, April 25, 2012. If you’re voting by telephone or on the Internet, you must submit all of the required information by 2:30 p.m. (Toronto time) on Wednesday, April 25, 2012.

If the meeting is adjourned, we must receive your completed form by 2:30 p.m. (Toronto time), one business day before the meeting resumes.

Registered shareholders

Registered shareholders can vote in one of the following ways:

By proxy

By telephone (North America)

Call 1.866.271.1207 toll-free and follow the instructions. You’ll need your control number, which appears below your name and address on the proxy form.

On the Internet (worldwide)

Go to www.eproxyvoting.com/inmetmining and follow the instructions on screen. You’ll need your control number, which appears below your name and address on the proxy form.

By fax (worldwide)

Complete both sides of the proxy form, sign and date it and fax both sides to our transfer agent, CIBC Mellon, Attention: Proxy Department, at 1.416.368.2502, or 1.866.781.3111 (North America).

By mail (worldwide)

Complete, sign and date the form and return it in the envelope provided, or send it to: CIBC Mellon, Attention: Proxy Department, P.O. Box 721, Agincourt, Ontario M1S 0A1.

By appointing someone else to attend the meeting for you and vote your shares

This person does not need to be a shareholder. Strike out the two names that are printed in section A on the form and print the name of the person you’re appointing as your proxyholder in the space provided. Complete your voting instructions, sign and date the form.

Make sure the person you’re appointing is aware that he or she has been appointed and attends the meeting on your behalf. Your proxyholder should see a representative of CIBC Mellon when he or she arrives at the meeting.

By voting in person

When you arrive at the meeting, see a representative of CIBC Mellon to register your attendance. Voting in person will automatically cancel any completed proxy form you previously submitted.

Non-registered shareholders

Non-registered shareholders have two ways to vote:

By proxy

If you received a proxy form, follow the instructions provided by CIBC Mellon.

If you received a voting instruction form, follow the instructions provided by your nominee.

Then complete the form and choose the method you prefer for submitting your voting instructions.

If you return your form and do not specify how you want to vote your shares, the Inmet officers named in the form will vote your shares for the items.

By attending the meeting in person

You can vote your shares in person at the meeting if you advise your nominee to appoint you as proxyholder. Print your name in the blank space provided on the voting instruction form and follow the instructions provided by your nominee. You do not need to complete the rest of the form because your vote will be taken and counted at the meeting.

When you arrive at the meeting, see a representative of CIBC Mellon.

Revoking your vote

Registered shareholders

You can revoke a vote you made by proxy by:

•        completing a proxy form that is dated later than the proxy form you want to revoke, and then mailing it to CIBC Mellon, so they receive it by 2:30 p.m. (Toronto time) on Wednesday, April 25, 2012

•        sending a notice in writing from you or your authorized attorney to our Corporate Secretary by 2:30 p.m. (Toronto time) on Wednesday, April 25, 2012

•        providing a notice in writing from you or your attorney to the Chairman of the meeting at the meeting or, if it’s adjourned, when the meeting resumes.

Non-registered shareholders

You can revoke your voting instructions by sending a note in writing to your nominee at least seven days before the meeting.

Follow this same process if you want to waive the right to receive meeting materials or to vote.

Processing your vote

Non-registered shareholders receive proxy materials either directly from our transfer agent (CIBC Mellon), or from their nominee.

If you received the materials directly from our transfer agent, we assume responsibility for delivering these materials and executing your proper voting instructions. Personal information like your name, address and the number of shares you own has been obtained from your nominee according to the securities laws that apply.

If you received the materials from your nominee, they assume responsibility for delivering the materials and executing your voting instructions.

SECTION 2

BUSINESS OF THE MEETING

Receiving the financial statements Our consolidated annual financial statements for the year ended December 31, 2011 and the auditors’ report were mailed to you if you requested a copy. They’re also available on our website (www.inmetmining.com) and on SEDAR (www.sedar.com).

Electing directors

You can vote on electing directors to the board. Ten directors have been nominated, and nine of them currently serve on our board. This is the first year that Gerald Grandey has been nominated. All 10 nominated directors are eligible to serve and have expressed their willingness to do so. Elected directors will hold office until the next annual meeting of shareholders or until a successor is elected or appointed.

The nominated directors are:

Dr. Yilmaz Argüden	Gerald W. Grandey
David R. Beatty, O.B.E.	Oyvind Hushovd
John H. Clappison	Thomas E. Mara
John C. Eby	Jochen E. Tilk
Paul E. Gagné	Douglas W.G. Whitehead

We do not anticipate that any of the nominated directors will be unable to serve as a director. If for any reason this does happen prior to the meeting, the officers named in the enclosed proxy form reserve the right to vote for other nominated directors at their discretion, unless they have been directed to withhold their vote. See About the nominated directors starting on page 7 for more information.

Management and the board recommend that you vote for the nominated directors.

Appointing the auditors

You can vote on appointing Inmet’s auditors. The board, on the recommendation of the audit committee, proposes KPMG LLP (KPMG) be re-appointed as auditors for 2011. If KPMG is re-appointed as auditors, they will serve until the end of the next annual meeting of shareholders and their compensation for 2012 will be set and approved by the audit committee. See Appointing the auditors on page 16 for more information about the auditors and the fees we paid to them in 2011 and 2010.

The board recommends that you vote for the re-appointment of KPMG as our auditors.

Having a ‘say on pay’

You’ll have an opportunity to vote on our approach to executive compensation as discussed in this circular. This is an advisory vote and your vote is non-binding on the board, however, the results will provide the board and its human resources and compensation committee with important feedback on the issue. See Having a say on executive compensation on page 17 for more information.

The board recommends a vote for the advisory resolution on Inmet’s approach to executive compensation.

Other business

We’ll also consider other matters that may properly come before the meeting. As of the date of this circular, management does not expect any other items to be brought before the meeting. If there are new items, your proxyholder can vote your shares on these items as he or she sees fit.

About the nominated directors

Our articles state that the board will have a minimum of three and a maximum of 15 directors. The board determines the actual number from time to time. The board has determined that 10 directors are to be elected this year. Nine of the nominated directors currently serve on the board. This is the first year that Gerald Grandey has been nominated as a director.

In addition to the 10 directors already nominated, Temasek is entitled to designate a board designee in accordance with the terms of an investor rights agreement with Inmet for as long as it beneficially owns at least 5 percent of our outstanding common shares. You can find more information about Temasek on page 3.

We expect all of our directors to show leadership by conducting themselves in a way that reinforces our culture of transparency, integrity and, above all, duty to shareholders. Each candidate must have a demonstrated track record of good business judgment and the characteristics inherent in our Statement of expectations for our directors (see page 26 for more information).

Nine of the 10 nominated directors are independent, as determined by the board, which means they’re independent of management and free from conflict of interest. A nominated director is not independent if he has a direct or indirect relationship that the board believes could reasonably be expected to interfere with his ability to exercise independent judgment.

Our policy on majority voting

If the total votes cast in favour of electing a nominated director are less than a majority of the total shares voted and withheld, the nominated director must offer to resign after the meeting. The corporate governance and nominating committee will review the offer and make a recommendation to the board, after which its decision will be disclosed to the public. The nominated director will not participate in any board or committee deliberations while the matter is under review. This policy does not apply to situations where the election of a director is contested.

You can find more information about our governance practices on page 18 and board of directors, including director independence, starting on page 20.

The following profiles tell you about the nominated directors, including their areas of expertise and the number of Inmet securities they held at the end of the last three fiscal years. Each director has skills and experience that are important for fulfilling these responsibilities as a member of the board. Almost all of the nominated directors have also been involved in the mining or natural resources sector as management, a board director or advisor outside of their involvement with Inmet.

Dr. Yilmaz Argüden

Age: 54

Istanbul, Turkey

Director since 2005

Independent

Areas of expertise

Governance/board

Human resources and executive compensation

International

Investment banking/mergers and acquisitions

Strategic leadership and management

Sustainable development

Board committees

Audit

Corporate governance and nominating

Corporate responsibility

Dr. Argüden is Chairman of ARGE Consulting A.S., a management consulting firm based in Istanbul, Turkey. He is the Chairman of Rothschild investment bank in Turkey. He is also an Adjunct Professor of Business Strategy at the Bosphorus University and an author of numerous books and a columnist. He is the former Chairman of Erdemir, the largest Turkish steel company, and has been a board member of various Anadolu, Borusan, Koç, Vestel and state owned companies in Turkey. Dr. Argüden was selected as a “Global Leader of Tomorrow” by the World Economic Forum in 1999. Dr. Argüden is also Chairman of the Turkish Canadian Business Council, the National Representative of the United Nations Global Compact, and a member of the Private Sector Advisory Group of the Global Corporate Governance Forum.

Securities held

Year	Common shares	DSUs	Total common shares and DSUs held	Total market value of common shares and DSUs (value at risk)	Minimum required	Meets share ownership guidelines
2011	nil	10,034	10,034	$657,227
2010	nil	8,119	8,119	$627,274	$345,000	yes
2009	nil	6,096	6,096	$388,803

Other public company boards	Current board committee memberships
Anadolu Efes	Corporate governance (HR and Compensation) (chair)
Coca-Cola Içecek	Corporate governance (chair), formerly Audit (chair)
Vestel Electronics Corp.	Corporate governance (chair)
Vestel White Goods Trade and Industry A.S.	Corporate governance (chair)
Yazicilar Holding A.S.	—

Other public company boards within the last five years	Other public company board committees
—	—

David R. Beatty, O.B.E.

Age: 70

Toronto, Ontario

Director since 2003

Chairman, Independent

Areas of expertise

Financial literacy

Governance/board

Human resources and executive compensation

International

Government relations

Strategic leadership and management

Board committees

Corporate governance and nominating

Human resources and compensation

Mr. Beatty is Inmet’s non-executive Chairman. He is Professor of Strategic Management and director of the Clarkson Centre for Business Ethics and Board Effectiveness at the University of Toronto’s Rotman School of Management. He is the past Managing Director of the Canadian Coalition for Good Governance. He is also Honorary Consul to Canada for the Government of Papua New Guinea, and in 1993, was awarded the O.B.E.

Securities held

Year	Common shares	DSUs	Total common shares and DSUs held	Total market value of common shares and DSUs (value at risk)	Minimum required	Meets share ownership guidelines
2011	10,000	15,135	25,135	$1,646,343
2010	4,000	9,764	13,764	$1,063,407	$975,000	yes
2009	4,000	6,781	10,781	$687,612

Other public company boards	Current board committee memberships
Bank of Montreal	Human resources, Risk review
FirstService Corporation	Corporate governance (chair), Executive compensation
Walter Energy, Inc.	Governance, Compensation, Integration

Other public company boards within the last five years	Other public company board committees
Husky Injection Molding Systems Ltd. (2004 – 2007)	Compensation and governance (chair)

John H. Clappison

Age: 65

Toronto, Ontario

Director since June 2010

Independent

Areas of expertise

Financial literacy

Governance/board

Human resources and executive compensation

International

Strategic leadership and management

Board committees

Audit (chair)

Mr. Clappison is a corporate director and former managing partner of the Greater Toronto Area office of PricewaterhouseCoopers LLP. He is a Chartered Accountant, a Fellow of the Institute of Chartered Accountants of Ontario and worked with PricewaterhouseCoopers (or its predecessor firm) for 37 years.

Securities held

Year	Common shares	DSUs	Total common shares and DSUs held	Total market value of common shares and DSUs (value at risk)	Minimum required	Meets share ownership guidelines
2011	500	2,010	2,510	$164,405	$345,000	Has until June 14, 2015 to meet the guideline
2010	nil	685	685	$52,923
2009	n/a	n/a	n/a	n/a

Other public company boards	Current board committee memberships
Cameco Corporation	Audit, Human resources and compensation
Rogers Communications Inc.	Audit, Pension
Sun Life Financial Inc.	Audit, Risk review

Other public company boards within the last five years	Other public company board committees
Canadian Real Estate Investment Trust (2007 – 2011)	Audit, Compensation and governance

John C. Eby

Age: 60

Toronto, Ontario

Director since 2005

Independent

Areas of expertise

Corporate finance

International

Investment banking/mergers and acquisitions

Board committees

Audit

Corporate responsibility

Corporate governance and nominating (chair)

Mr. Eby is a corporate director and former Vice-Chairman of Scotia Capital Inc. where he was responsible for overseeing the firm’s mining practice. He had over 29 years of experience with Scotiabank and its affiliates, covering corporate banking, capital markets and investment banking in a variety of sectors.

Securities held

Year	Common shares	DSUs	Total common shares and DSUs held	Total market value of common shares and DSUs (value at risk)	Minimum required	Meets share ownership guidelines
2011	3,200	5,399	8,599	$563,235
2010	3,200	4,317	7,517	$580,763	$345,000	yes
2009	4,700	3,175	7,875	$502,268

Other public company boards	Current board committee memberships
Crombie Real Estate Investment Trust	Audit, Governance and nominating, Investment
Wajax Corporation	Corporate governance and nominating

Other public company boards within the last five years	Other public company board committees
Monterey Exploration Limited (2007 to 2010)	—
Noranda Income Fund (2009 – 2010)	Audit, Governance and nominating
First Nickel Inc. (2007 – 2008)	Compensation

Paul E. Gagné

Age: 65

Senneville, Quebec

Director since 1996

Independent

Areas of expertise

Financial literacy Governance/board

International

Human resources and executive compensation

Safety, health and environment

Strategic leadership and management

Board committees

Audit

Human resources and compensation

Corporate responsibility committee (chair)

Mr. Gagné is Chairman of Wajax Corporation and a corporate director. From 1998 to 2002, he was a consultant to Kruger Inc. and prior to that, he was Chief Executive Officer of Avenor Inc., a pulp, paper and wood products company.

Mr. Gagné has extensive experience in the resources sector and is a Canadian chartered accountant.

Securities held

Year	Common shares	DSUs	Total common shares and DSUs held	Total market value of common shares and DSUs (value at risk)	Minimum required	Meets share ownership guidelines
2011	5,300	32,918	38,218	$2,503,279
2010	5,300	31,750	37,050	$2,862,483	$345,000	yes
2009	5,300	30,510	35,810	$2,283,962

Other public company boards	Current board committee memberships
Ainsworth Lumber Co. Ltd.	Audit
CAE Inc.	Audit, Human resources
Textron Inc.	Audit, Organization and compensation
Wajax Corporation	Chairman

Other public company boards within the last five years	Other public company board committees
Fraser Papers Inc. (2004 to 2011)	Audit

Gerald W. Grandey

Age: 65

Saskatoon, Saskatchewan

Director Nominee

Independent

Areas of expertise

Corporate finance

Government relations

Governance/board

Human resources and executive compensation

Industry knowledge

Information technology

International

Legal

Operations

Safety, health and environment

Strategic leadership and management

Sustainable development

Mr. Grandey is the former Chief Executive Officer of Saskatoon-based Cameco Corporation. Prior to that, he held senior positions within that company. Mr. Grandey has a degree in geophysical engineering from the Colorado School of Mines and a law degree from Northwestern University. He serves on the Dean’s Advisory Council of the University of Saskatchewan’s Edwards School of Business and the Board of Governors of the Colorado School of Mines Foundation.

Securities held

Year	Common shares	DSUs	Total common shares and DSUs held	Total market value of common shares and DSUs (value at risk)	Minimum required	Meets share ownership guidelines
2011	n/a	n/a	n/a	n/a	$345,000	No – has until April 27, 2017 if elected
2010	n/a	n/a	n/a	n/a
2009	n/a	n/a	n/a	n/a

Other public company boards	Current board committee memberships
Canadian Oil Sands Limited	Audit, Corporate governance and compensation
Potash Corp. of Saskatchewan	—
Sandspring Resources Limited	—

Other public company boards within the last five years	Other public company board committees
Cameco Corporation (2000 – 2011)	—
Centerra Gold Inc.	—

Oyvind Hushovd

Age: 62

Kristiansand, Norway

Director since 2002

Independent

Areas of expertise

Governance/board

Human resources and executive compensation

Industry knowledge

International

Strategic leadership and management

Board committees

Human resources and compensation

Corporate governance and nominating

Corporate responsibility

Mr. Hushovd is a corporate director and past Chairman and Chief Executive Officer of Gabriel Resources Ltd. From 1996 to 2002, he was President and Chief Executive Officer of Falconbridge Limited and prior to that, held senior positions within that company.

Securities held

Year	Common shares	DSUs	Total common shares and DSUs held	Total market value of common shares and DSUs (value at risk)	Minimum required	Meets share ownership guidelines
2011	nil	11,434	11,434	$748,927
2010	nil	10,333	10,333	$798,328	$345,000	yes
2009	nil	9,169	9,169	$584,799

Other public company boards	Current board committee memberships
Cameco Corporation	Human resources and compensation, Reserves oversight
Ivanplats Limited	—
Nyrstar NV	Audit, Safety, health and environment

Other public company boards within the last five years	Other public company board committees
Lionore Mining International Limited (2002 – 2007)	Audit, Human resources, nomination and governance
Western Oil Sands Inc. (2003 – 2007)	Audit, Compensation, Governance

Thomas E. Mara

Age: 66

New York, USA

Director since 2005

Independent

Areas of expertise

Corporate finance

International

Investment banking/mergers and acquisitions

Strategic leadership and management

Board committees

Audit

Mr. Mara is Executive Vice-President and Treasurer, Leucadia National Corporation. He has broad U.S. and international financial experience.

Securities held

Year	Common shares	DSUs	Total common shares and DSUs held	Total market value of common shares and DSUs (value at risk)	Minimum required	Meets share ownership guidelines
2011	nil	7,259	7,259	$475,465
2010	nil	5,353	5,353	$413,573	$345,000	yes
2009	nil	3,340	3,340	$213,025

Other public company boards	Current board committee memberships
—	—

Other public company boards within the last five years	Other public company board committees
—	—

Jochen Tilk

Age: 48

Toronto, Ontario

Director since 2010

Not independent

Areas of expertise

Industry knowledge

International

Operations

Safety, health and environment

Strategic leadership and management

Board committees

Mr. Tilk is not a member of any board committees because he is our President and CEO

Mr. Tilk is Inmet’s President and Chief Executive Officer. He is a mining engineer and holds a master’s degree in engineering from the University of Aachen, Germany.

Securities held

Year	Common shares	Unvested common shares held under share award plan	Unvested options	Vested options	PSUs	Unvested LTIP units	Total common shares	Total market value of common shares (value at risk)	2011 Minimum required	Meets share ownership guidelines
2011	32,946	3,094	100,000	Nil	9,215	83,000	36,040	$2,360,620	$2,400,000	Has until November 1, 2014 to meet the guideline
2010	28,136	7,904	N/A	N/A	N/A	103,000	36,040	$2,784,450
2009	21,824	14,216	N/A	N/A	N/A	103,000	36,040	$2,298,631

Other public company boards	Current board committee memberships
—	—

Other public company boards within the last five years	Other public company board committees
—	—

Douglas W.G. Whitehead

Age: 65

North Vancouver,

British Columbia

Director since 2007

Independent

Areas of expertise

Financial literacy

Governance/board

Human resources and executive compensation

International

Safety, health and environment

Strategic leadership and management

Board committees

Human resources and compensation (chair)

Corporate responsibility

Mr. Whitehead is Chairman of the Board of Finning International Inc. He was President and Chief Executive Officer of Finning International Inc. from April 2000 to May 2008.

From 1992 to 1998, Mr. Whitehead was President and Chief Executive Officer of Fletcher Challenge Canada. Prior to that, he held a number of line management and executive positions in general management, marketing and merchandising, planning and development and human resources with Fletcher Challenge Canada and its predecessors.

Securities held

Year	Common shares	DSUs	Total common shares and DSUs held	Total market value of common shares and DSUs (value at risk)	Minimum required	Meets share ownership guidelines
2011	3,000	3,624	6,624	$433,872
2010	3,000	2,548	5,548	$428,638	$345,000	yes
2009	2,000	1,412	3,412	$217,617

Other public company boards	Current board committee memberships
Ballard Power Systems Inc.	Audit committee
Finning International Inc.	Chairman
International Forest Products Limited	Audit committee, Management resources and compensation (chair)

Other public company boards within the last five years	Other public company board committees
—	—

Notes to the director profiles:

•                  Independent refers to the standards of independence under the Canadian Securities Administrators’ National Instrument 52-110.

•                  Common shares is the number of Inmet common shares beneficially owned or controlled by the director as at December 31, 2011, 2010 and 2009. The amount indicated for Mr. Tilk includes vested Inmet common shares under the share award plan. His unvested common shares under the plan are listed in a separate column.

•                  DSUs is the number of deferred share units held as at December 31, 2011, 2010 and 2009. We require all non-executive directors, except the Chairman, to accumulate at least three times the annual retainer fee for directors ($345,000) in Inmet common shares or DSUs within five years of becoming a director. The Chairman must accumulate at least three times his annual retainer ($975,000) in Inmet common shares or DSUs within five years of being appointed to that position.

•                  Mr. Tilk does not participate in the DSU plan and does not receive any director compensation. Prior to 2010, half of his annual bonus as CEO was used to buy Inmet common shares in the market under the share award plan. These shares are subject to vesting provisions, and are reflected in the column Unvested common shares under the share award plan. The annual bonus is now paid 100 percent in cash (see page 54 for details).

•                  Total market value of common shares and DSUs is calculated by multiplying the total number of Inmet common shares and DSUs held by the closing price of the Inmet common shares on the Toronto Stock Exchange (TSX) on the last trading day of the year (December 31, 2011 – $65.50, December 31, 2010 – $77.26 and December 31, 2009 – $63.78).

•                  For Mr. Tilk, Total market value of common shares is calculated using the total number of Inmet common shares he holds directly and under the share award plan. This does not include unvested units awarded under the long term incentive plan (LTIP units), unvested options granted under the share option plan (options) or performance share units (PSUs) awarded under the performance share unit (PSU) plan.

•                  The Chief Executive Officer is required to hold three times the value of his base salary in Inmet common shares within five years of being appointed to the position. Mr. Tilk’s minimum ownership level for 2011 was $2,400,000.

•                  Mr. Tilk holds unvested LTIP units, unvested options and unvested PSUs, none of which count towards his target ownership value (see Share ownership expectations on page 48 for more information).

•                  Mr. Clappison became a director of Inmet on June 14, 2010.

•                  This is the first year that Mr. Grandey has been nominated as a director. He is not currently a director of Inmet.

Serving together on other boards

The table below lists the directors of Inmet who served together on the boards of other publicly traded companies as at December 31, 2011. The corporate governance and nominating committee has reviewed the interlocking board memberships and does not believe they affect the directors’ ability to act in the best interests of Inmet.

Company	Inmet director	Position held	Current board committees served
Wajax Corporation	John Eby	Director	Corporate governance and nominating committee
	Paul Gagné	Chairman and Director	None
Cameco Corporation	John Clappison	Director	Audit committee Human resources and compensation committee
	Oyvind Hushovd	Director	Audit committee Human resources and compensation committee Reserves oversight committee

Cease trade or similar orders or other events

Early in November 2006, Mr. Gagné resigned as a director of Gemofor Inc. (Gemofor), a small, privately held manufacturer of sawmilling equipment. In December 2006, Gemofor declared bankruptcy.

Mr. Gagné was a director of Fraser Papers Inc. (Fraser) from April 2004 until February 2011. In June 2009, Fraser initiated a court-supervised restructuring under the Companies’ Creditors Arrangement Act (CCAA) and also filed for protection pursuant to Chapter 15 of the U.S. Bankruptcy Code. As part of its restructuring, Fraser sold all of its productive assets and distributed the proceeds from the sale of those assets under a Consolidated Plan of Compromise and Arrangement which was approved by the courts in February 2011.

Fraser’s common shares were suspended from trading on the Toronto Stock Exchange (TSX) on June 23, 2009 and Fraser was delisted on July 22, 2009. On March 10, 2011, the Ontario Securities Commission issued a cease trade order against Fraser.

Mr. Beatty was a director of Thistle Mining Inc. (Thistle) on December 21, 2004 when it announced its plans to restructure under the Companies’ Creditors Arrangement Act (CCAA). Thistle completed its restructuring on June 30, 2005. Its common shares have been suspended from trading on the TSX since December 31, 2004 due to the restructuring. Mr. Beatty is no longer a director of Thistle.

Meeting attendance

Regular board and committee meetings are set approximately two years in advance, and special meetings are scheduled as required. We expect our directors to attend all board and committee meetings. Directors are encouraged to attend meetings in person, but they may also participate by teleconference.

The corporate governance and nominating committee reviews each director’s attendance record, including the circumstances that prevented any director from attending all board and committee meetings and reports its findings to the board.

The table below shows the number of board and committee meetings held in 2011 and the number of meetings attended by the current directors.

	Board of directors (15 meetings)		Audit committee (6 meetings)		Human resources and compensation committee (7 meetings)		Corporate governance and nominating committee (3 meetings)		Corporate responsibility committee (4 meetings)		Special committee (2 meetings)
	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%
Yilmaz Argüden	14/15	93	6/6	100			3/3	100	4/4	100	2/2	100
David R. Beatty	12/15	80			6/7	86	2/2	100			1/2	50
John H. Clappison	14/15	93	6/6	100							2/2	100
John C. Eby	14/15	93	6/6	100			3/3	100	4/4	100	2/2	100
Paul E. Gagné	15/15	100	6/6	100	7/7	100			4/4	100	2/2	100
Oyvind Hushovd	14/15	93			6/7	86	2/2	100	3/4	75	2/2	100
Thomas E. Mara	15/15	100	6/6	100
Jochen Tilk	15/15	100
Douglas Whitehead	14/15	93			7/7	100			4/4	100	2/2	100
Overall attendance		94%		100%		93%		100%		95%		93%

Notes to the above table:

•  Mr. Beatty and Mr. Hushovd joined the corporate governance and nominating committee on June 27, 2011.

•  Mr. Tilk is not a member of any committee but attended 100 percent of all committee meetings in his capacity as President and CEO.

•  A special committee was formed on November 30, 2010 to supervise the review process of potential transactions (including the proposed merger with Lundin Mining Corporation) and to make recommendations to the board about these transactions. The special committee consisted of all directors except Mr. Mara and Mr. Tilk and it met on January 12 and March 15, 2011.

Appointing the auditors

KPMG and its predecessor companies have been our auditors since 1992. You can vote on re-appointing KPMG as Inmet’s auditors. The board, on the recommendation of the audit committee, proposes KPMG be re-appointed as auditors for 2012. If KPMG is re-appointed as auditors, they will serve until the end of the next annual meeting of shareholders and their compensation for 2012 will be set and approved by the audit committee.

From time to time, KPMG and/or its affiliates also provide us and some of our subsidiaries with advisory and other non-audit services.

These professional services break down into different types of fees:

•  audit fees for reading the annual and interim financial statements and notes and for conducting the annual audits of Inmet and its related subsidiaries

•  audit-related fees for services relating to KPMG’s role as auditor. The fees for fiscal 2011 and 2010 relate to our transition to International Financial Reporting Standards (IFRS), French translation services, and due diligence

•  tax fees for services relating to tax compliance, tax advice and tax planning

•  All other services and fees.

The table below shows the fees that were paid to KPMG for the fiscal years ended December 31, 2011 and 2010.

Fee ($ thousands)	2011	%	2010	%
Audit fees	879	30	868	43
Audit-related fees	272	9	323	16
Tax fees	1,556	53	824	40
All other services and fees	229	8	26	1
Total fees	2,936	100	2,041	100

The audit committee reviewed this list of services and determined that they were in keeping with KPMG maintaining auditor independence.

The board recommends that you vote FOR the re-appointment of KPMG as our auditors.

Having a say on executive compensation

You’ll have an opportunity to vote on our approach to executive compensation. We believe it’s important for shareholders to understand what we pay our executives and the reasons behind these decisions. The compensation section of this circular has been developed to help you understand our compensation philosophy and practices, the objectives of our executive compensation program, and the principles and process used by the human resources and compensation committee in making its compensation recommendations and the decisions ultimately made by the board.

We encourage you take some time to read the compensation section beginning page 37, including the discussion about compensation governance and the compensation discussion and analysis (CD&A) for details about executive compensation at Inmet. The Chair of the human resources and compensation committee, Douglas Whitehead, introduces the CD&A with a message to shareholders on page 43.

As a shareholder you have the opportunity to vote for or against our approach to executive compensation through the following resolution:

“RESOLVED, on an advisory basis and not to diminish the role and responsibilities of the Board of Directors, that the shareholders accept the approach to executive compensation disclosed in the Corporation’s Management Proxy Circular delivered in advance of the 2012 Annual Meeting of shareholders.”

This is an advisory vote and your vote is non-binding on the board, however the results will provide the board and its human resources and compensation committee with important feedback on the issue. The results of the vote will be disclosed in our 2012 report on voting results, which will be available on SEDAR (www.sedar.com).

The board will take the results of the vote into account, as appropriate, when considering future compensation policies, procedures and decisions and the level of shareholder engagement on compensation and related matters.

A copy of our shareholder engagement and ‘say on pay’ policy is available on our website (www.inmetmining.com).

The board recommends a vote FOR the advisory resolution on Inmet’s approach to executive compensation.

SECTION 3

ABOUT INMET

Our corporate governance practices

Inmet believes in the importance of a strong board and sound corporate governance policies and practices to direct and manage our business affairs. Good corporate governance is essential to attracting and retaining the trust of our shareholders, our employees and the communities we work in. We also believe it enhances our performance.

We’ve developed a governance framework that reflects our values, respects the rights of shareholders and complies with the rules of the Canadian Securities Administrators (CSA) and the Toronto Stock Exchange (TSX). Our corporate governance practices are set out below.

Our leadership charter

We have 12 leadership principles that apply internally to our interactions with other employees, and externally to our interactions with our shareholders and all other stakeholders.

Ethical business conduct

The board has approved and adopted a written code of business conduct and ethics (the code) that contains rules and guidelines for ethical behaviour at Inmet. The code is based on our values and the laws, regulations and rules that apply to our businesses, and it governs the conduct of our directors, executive officers and employees.

We’re an international mining company and believe in the importance of embracing these values throughout the organization and in every jurisdiction where we do business.

Inmet leadership charter

As leaders, each of us will:

•  Ensure a safe and healthy working environment and demonstrate safe working practices.

•  Within the framework of our strategy, develop and communicate objectives.

•  Regularly assess the achievability of our objectives and predict the outcomes.

•  Deliver the predicted outcomes and thus deliver superior returns to our shareholders.

•  Identify, evaluate and mitigate risk in all aspects of our business.

•  Make decisions in a disciplined and timely manner.

•  Act transparently and ethically.

•  Be accountable for our actions.

•  Demonstrate social and environmental responsibility in what we do.

•  Clearly communicate in a way that promotes informed decision making.

•  Consult and listen to others.

•  Treat others fairly and respectfully.

Disclosing conflicts of interest

Our directors, officers and general managers are required to disclose to the chair of the corporate governance and nominating committee and the Chairman of the board any actual, potential or perceived conflict of interest when considering transactions and agreements, and they will present the matter to the corporate governance and nominating committee and the board for review.

Monitoring and oversight

The board reviews the code once a year and has delegated compliance oversight to the corporate governance and nominating committee.

We monitor compliance with the code through a confidential reporting system that allows employees to report suspected illegal, unethical or improper conduct in violation of the code 24 hours a day, seven days a week either through the Internet, a toll-free telephone number or by mail.

The reporting system is run by an independent third party and generates reports for management. Management reviews the reports and investigates any alleged breaches of the code. The system also serves as a database, keeping a copy of all reports, logging the receipt of each one and recording how it was investigated and resolved.

Management prepares quarterly reports for the committee, noting any alleged violations of the code. The committee updates the board quarterly about compliance with the code, and reports any alleged violations to the board as necessary. The chairs of the corporate governance and nominating committee and audit committee have access to all reports filed on the system. They can also receive any sensitive reports filed on the system that management does not have access to, and address them as appropriate. The audit committee is notified of any alleged violations of the code relating to accounting, internal controls or auditing matters.

The corporate governance and nominating committee reviews the process for administering the code every year.

Certifying compliance

We also conduct an annual certification process to monitor compliance with the code. The Vice-President, Legal and Corporate Affairs reports the results to the board once a year. To date, we have not been required to file a material change report relating to a departure from the code.

The code is posted on our website (www.inmetmining.com). You can also obtain a copy by writing to our Vice-President, Legal and Corporate Affairs at Inmet Mining Corporation, 330 Bay Street, Suite 1000, Toronto, Ontario M5H 2S8.

About the board

The board of directors is responsible for the stewardship of Inmet’s business and affairs. Our articles state that the board must consist of between three and 15 directors. Our board consists of a majority of directors who are independent. Its main role is to oversee corporate performance and to make sure that management has the talent, professionalism and integrity necessary to successfully carry out our strategic plan and achieve our corporate objectives.

The board has adopted a statement of our corporate governance guidelines. The guidelines are reviewed every year by the corporate governance and nominating committee and any changes are recommended to the board for approval. A copy of our guidelines and practices is posted on our website (www.inmetmining.com).

The board normally meets five times a year, but may meet more often depending on the state of our affairs, business opportunities and the risks we face in our business. The Chairman and chairs of the four board committees approve an agenda prior to each meeting. Directors can suggest agenda items or raise matters at the meetings.

2011 Board objectives

•  Ensure the board makes an informed decision about Cobre Panamá

•  Monitor the development of Las Cruces

•  Encourage the identification of future growth opportunities

•  Ensure the effective allocation of capital (in light of growing cash)

•  Ensure succession planning and that the right resources are in place for growth.

•  Review and oversee the implementation of Inmet’s corporate responsibility strategy and monitor corporate responsibility performance

See page 64 for a discussion of our 2011 corporate objectives and results.

The following officers also regularly attend portions of each board meeting:

• President and Chief Executive Officer (CEO)

• Vice-President and Chief Financial Officer (CFO)

• Vice-President, Legal and Corporate Affairs

• Vice-President, Corporate Development

• Vice-President, Corporate Responsibility

• Vice-President, Engineering and Infrastructure

• Vice-President, Finance and Treasury

• Vice President, Human Resources

• Vice-President, Mining

• Vice-President, Strategic Development

• Corporate Secretary

The Chairman and committee chairs may invite outside advisors or consultants to attend a meeting to make a presentation or provide insight to a particular agenda item that involves them.

The board met 15 times in 2011.

Independence

The board broadly defines a director as:

•  independent if the director has no direct or indirect material relationship with Inmet, which means the director is independent of management and free from conflict of interest

•  having a material relationship if the board believes this relationship could reasonably be expected to interfere with the director’s ability to exercise independent judgment.

This is the same definition as the one under the CSA’s National Instrument 52-110. The corporate governance and nominating committee uses this definition to review and assess director independence every year. The committee discusses any circumstances or factors that could be reasonably expected to interfere with each director’s ability to exercise independent judgment, and then presents its conclusions to the board.

Nine of the 10 nominated directors, or 90 percent, are independent. Only Mr. Tilk, by virtue of his position as our CEO, is not independent. Mr. Mara is deemed independent even though he is an officer of Leucadia National Corporation (Leucadia). Leucadia is not a controlling shareholder of Inmet and Mr. Mara has always exercised independent judgment and acted in the best interests of Inmet since joining the board in 2005. He also brings valuable expertise in corporate finance, investment banking and mergers and acquisitions to the board and as a member of the audit committee.

The board and the corporate governance and nominating committee assess the following factors to determine whether they are related to management and free from conflict of interest:

•  direct or indirect material relationships with Inmet which could interfere with exercising independent judgment

•  employment by, or other relationships with Inmet or with its external auditor

•  the relationships of immediate family members with Inmet or its external auditor

•  any payment of fees by Inmet to the member’s immediate family

•  direct or indirect relationships with other members of the board.

The table below shows the results of the committee’s assessment of the nominated directors. Mr. Tilk is not independent because of his role as Inmet’s President and CEO.

Independent status of nominated directors

Name	Management	Independent	Not Independent
Yilmaz Argüden, Ph.D.		•
David R. Beatty, O.B.E. (Chairman)		•
John H. Clappison		•
John C. Eby		•
Paul E. Gagné		•
Gerald W. Grandey		•
Oyvind Hushovd		•
Thomas E. Mara		•
Jochen Tilk (President and CEO)	•		•
Douglas Whitehead		•

Independent chairman

The board appointed a non-executive, independent director as its Chairman. One of Mr. Beatty’s roles as Chairman is to ensure that the board operates independently of management. A description of the Chairman’s role is posted on our website (www.inmetmining.com).

Meeting in camera

Independent directors meet in camera without management present at the beginning and end of each board meeting held in person and at the end of telephone meetings, and the Chairman leads these sessions.

Board committees consist only of independent directors who meet in camera at every committee meeting held in person. The chair of each committee presides over these sessions.

The Chairman and committee chairs update management on the substance of the in camera meetings if action is required.

The table below shows the number of in camera sessions held during board and committee meetings in 2011. The board determined that in camera sessions were not necessary for two of its special meetings held by conference call.

In camera sessions/Total meetings
Meetings held in 2011	Regular	Special	Total
Board	5/5	8/10	13/15
Audit committee	5/5	1/1	6/6
Human resources and compensation committee	4/4	3/3	7/7
Corporate governance and nominating committee	3/3		3/3
Corporate responsibility committee	4/4		4/4
Special committee		2/2	2/2

Notes to above table:

•  See About the nominated directors — Meeting attendance on page 15 for the attendance record of each director.

•  Some of our directors are also directors of other public companies. See About the nominated directors starting on page 7 and Serving together on other boards on page 14 for more information. Mandate and responsibilities The board operates under a written mandate that sets out the key responsibilities for fulfilling its role. The corporate governance and nominating committee reviews the mandate every year and then recommends it to the board for approval.

The board carries out its affairs according to:

•  the Canada Business Corporations Act

•  our articles of amalgamation and by-laws

•  our code of business conduct and ethics

•  our statement of expectations for directors

•  the board mandate and committee charters

•  our leadership charter, policies and other laws that apply.

See Appendix A on page 80 for a copy of the board’s mandate, or access it on our website (www.inmetmining.com).

Position descriptions

The CEO, the Chairman and each committee chair have formal position descriptions, which the corporate governance and nominating committee reviews every year and recommends to the board for approval. These documents are posted on our website (www.inmetmining.com).

Authorization and decision making

Our authorization policy sets out certain limitations of management’s authority and significant decisions that must be approved by the board before management implements them. These include the following, among others:

•  annual budgets

•  significant acquisitions and dispositions

•  unbudgeted expenditures over specified amounts

•  transactions outside of the ordinary course of business.

The board supervises the implementation of these decisions and reviews the results. It also approves changes in senior management.

Strategic planning

The board is actively involved in our strategic planning process and sets aside at least one meeting each year to discuss and consider the risks and opportunities of our business. It discusses and reviews with management all materials relating to our strategy, and is responsible for reviewing and approving the strategic plan.

The board has typically held the annual strategy meeting every December.

Risk management

The board, with the assistance of its committees, is responsible for overseeing our processes for identifying, assessing and managing our principal risks and for ensuring that management implements appropriate systems for managing and mitigating risk.

Management updates the board on our key risks at each regularly scheduled board meeting, including our strategic risks as well as those relating to our financial strategy, growth strategy, operations, marketing and compensation. The report summarizes various aspects of each risk, including the risk owner, risk status, actions to mitigate risk and the completion date.

In 2011, management engaged Towers Watson to assist with a formal compensation risk assessment of our executive compensation programs and practices. Towers Watson concluded that our current compensation programs and practices do not incorporate significant risks that are likely to have a material adverse impact on Inmet (see page 46 for more information about their risk assessment).

We have also been developing a new enterprise risk management (ERM) framework that sets out more formally our risk governance, risk assessment and risk management and clearly links to our corporate strategy and values. The ERM framework will optimize the way we oversee and manage risk and make risk-informed decisions. We plan to begin rolling out the new framework in 2012.

See Board committees starting on page 32 for more information about each committee’s risk management activities in 2011.

Internal controls

Through the audit committee, the board also examines the effectiveness of our internal control processes and management information systems. The audit committee consults with the external auditors and management to ensure that we maintain the quality and integrity of our internal control systems.

The external auditors and management report on the quality of these systems to the audit committee every year.

Management performance and assessment

The board is also responsible for selecting the CEO, appointing other senior management and monitoring their performance.

The board, through the human resources and compensation committee, approves Inmet’s annual corporate objectives (which are the annual objectives for the CEO and his direct reports).

Compensation

The board, through the HRCC, determines the compensation of our executive officers based on, among other things, our corporate performance.

The HRCC regularly reviews our director compensation and compares it to the programs of other Canadian publicly traded companies in similar industries, and the fees they paid their directors.

You can find more information about our compensation starting on page 38.

Succession planning

The human resources committee and the CEO are directly involved in our succession plan. Strong leadership is a quality we value at Inmet and it is critical to a strong succession plan and our long-term success.

The CEO meets in camera with the committee at every regularly scheduled meeting to discuss talent assessment in the context of our business and strategy. The CEO also conducts a formal assessment of the current leadership and their potential development every year, together with the appropriateness of our current organizational structure and potential future structure, and presents his report to the human resources and compensation committee for their review and discussion. The committee reviews the report and then makes recommendations to the board.

In addition, management creates opportunities for directors to become acquainted with employees who have the potential to become members of senior management. Such opportunities may include presentations to the board by these employees or interaction with them on social occasions.

The corporate governance and nominating committee is responsible for maintaining the board’s succession plan, which it reviews once a year.

You can find more information about the roles and responsibilities of our Board committees starting on page 32.

Independent advice

The board and its committees have the discretion to consult with or retain independent legal, financial or other advisors to assist it in carrying out its duties and responsibilities. Inmet pays for the cost of these services.

Corporate disclosure policy

Inmet’s corporate disclosure policy covers the accurate and timely communication of all material information about Inmet. The board reviews this policy once a year and delegates oversight of the policy to management. Our disclosure committee is made up of members of senior management and is responsible for managing Inmet’s disclosure to shareholders, regulators and other key stakeholders.

The board, or the audit committee on behalf of the board, reviews and approves our major communications, including disclosure, financing documents and news releases that contain earnings related and/or financial information.

Information for shareholders, investment analysts, the media and the public is available on our website (www.inmetmining.com). The CEO and other senior executives meet regularly with investment analysts and institutional investors and speak regularly at industry conferences. Our investor relations department is responsible for providing information to current and prospective investors and for responding to any of their questions or concerns.

You can communicate with management through our investor relations department by sending a message to:

Director, Investor Relations Inmet Mining Corporation Suite 1000, 330 Bay Street Toronto, ON M5H 2S8	Tel: Fax: Email:	416-361-4808 416-368-4692 ir@inmetmining.com

You can find more information about our disclosure practices in our corporate disclosure policy on our website (www.inmetmining.com).

Shareholder engagement

We communicate with our shareholders in a number of ways, including through:

•       our corporate website

•       our disclosure documents

•       management’s quarterly conference calls with analysts (accessible to shareholders and the public)

•       our presentations at the annual meeting of shareholders

•       one-on-one and group meetings

•       industry conferences

•       our advisory vote on executive compensation.

The board adopted a shareholder engagement and ‘say on pay’ policy in February 2012 to formalize its shareholder engagement and ‘say on pay’ practices as part of its commitment to constructive and meaningful communication with shareholders.

Our CEO is principally responsible for shareholder communications and engagement. Shareholders may also initiate appropriate communications directly with our board. The Corporate Secretary acts as the board’s agent to receive and review communications and meeting requests addressed to the board, a board committee or an individual director. Suggested topics include:

•       board structure and composition

•       board performance

•       CEO performance

•       executive compensation

•       succession planning

•       corporate governance practices and disclosure

•       board oversight.

Shareholders may communicate their views to the board, the chairman, a committee chair or an individual director through the Corporate Secretary by sending a message to:

c/o Corporate Secretary Inmet Mining Corporation Suite 1000, 330 Bay Street Toronto, ON M5H 2S8	Tel: Fax: Email:	416-860-3968 416-361-0884 cs@inmetmining.com

See our shareholder engagement and ‘say on pay’ policy on our website (www.inmetmining.com).

Our director expectations We and the board expect our directors to conduct themselves professionally and always in the best interests of Inmet and our shareholders. The board has approved a statement of expectations that sets out the following attributes it expects each director to exhibit while carrying out the duties and responsibilities as a member of our board:

Director attributes

Representation of shareholders

•  Clearly recognize that a director’s role, above all else, is to represent the interests of our shareholders.

•  Understand and fulfill legal and fiduciary responsibilities.

•  Have no conflict of interest and support the independent functioning of the board.

Vision and leadership

•  Understand our strategy.

•  Act in a manner that supports our values and our leadership charter.

•  Be transparent, demonstrate integrity and act in accordance with the highest ethical standards.

•  Treat others fairly and respectfully.

Judgment and knowledge

•  Demonstrate judgment and knowledge when assessing strategic and business plans and management recommendations.

•  Be informed and knowledgeable enough to be able to contribute effectively to the board’s oversight responsibilities.

•  Continuously update knowledge of Inmet, the mining industry and the regulatory environment.

Meaningful participation

•  Participate in a meaningful and inquiring way by expressing ideas and engaging in constructive discussion.

•  Be accountable.

•  Make decisions in a disciplined and timely manner.

•  Hold management accountable for performance and results.

Communications	• Clearly communicate in a way that promotes informed decision-making. • Consult and listen to directors and management.

Expertise	• Make specific expertise available to the board. • Be willing to provide advice and support outside of board and committee meetings.

Our Statement of expectations for our directors is posted on our website (www.inmetmining.com).

Orientation and continuing education

The corporate governance and nominating committee is responsible for establishing and overseeing our director orientation and education programs.

Director orientation

Our orientation program ensures that new directors have a clear understanding of board responsibilities, develop a good working relationship with the current board members, and become familiar with our operations and management team so they can actively participate in the meetings.

We expect new directors to attend all board meetings and all committee meetings when they are a member of that committee. When new directors join a committee they have an initial meeting with the committee chair and relevant members of management to receive an overview of the committee’s work to date.

Orientation program

Face-to-face meetings

•  Candidates meet with the Chairman, Chair of the corporate governance and nominating committee and CEO during the recruitment stage for an overview of Inmet’s history, strategy and other background information, and an understanding of expectations of the time commitment and effort required as a member of our board

Director manual

Includes:

•  a handbook containing relevant corporate and business information (Inmet’s articles, bylaws, organization and corporate charts, board mandates, committee charters, position descriptions and compensation plans and policies)

•  current disclosure documents (annual report, annual information form, management information circular and sustainability report)

•  strategy document (includes our strategy and objectives, budget and financial review for the current year)

•  board presentations for the current year

Meetings with the Chairman and senior management

•  Meetings prior to the first board meeting to familiarize the new director with our operations, structure and processes, strategic plans, significant financial, accounting and risk management issues and any specific issues facing the board

Site visits	• Encouraged to visit all major operations within two years of joining the board

Feedback process

•  New directors provide feedback on the content and delivery of the program to the Corporate Secretary at the end of his first quarter of serving on the board to enhance the program for future directors

Continuing education

Continuing education helps directors keep abreast of developments in the mining industry, corporate governance and other matters relevant to serving on our board.

Continuing education program

Presentations by senior management

•  Presentations at each meeting on issues relevant to our business plan, risk profile and other topics to keep directors up-to-date on business activities, industry practices, corporate governance and other developments

Presentations by outside experts	• Presentations by recognized experts from time to time on subjects pertinent to our business or of particular interest to the board

Annual strategy session	• Specific focus on topical issues

Site visit	• Visit at least one operation or development project every year

Professional development opportunities

•  Conferences, seminars or courses designed for directors of public companies or that are relevant to serving on our board. We pay a share of the expense when a director sits on the boards of other companies that would also benefit from the director attending these sessions.

The table below lists the presentation topics held for directors at board and committee meetings in 2011:

Meeting	Presentation topic
Board

•  Updates on the mining industry and mergers and acquisitions

•  Community, environmental and political affairs issues facing mining operations

•  Presentations relating to strategic planning and key business decisions under discussion

•  Broadening corporate responsibility

Audit committee	• Corporate governance relating to the audit committee and its responsibilities • Cash denomination strategy • Functional currency • Overview of tax risks

Human resources and compensation committee

•  Executive compensation trends and related regulation, governance and shareholder focus

•  Executive compensation-related risk management

•  Update on Inmet’s global and local human resources strategies and approach

•  Compliance with the Accessibility for Ontarians with Disabilities Act (AODA) and development of Inmet’s policy

Corporate governance and nominating committee	• Best practices in shareholder communication and compensation disclosure • Corporate governance and disclosure regulatory initiatives • Best practices in proxy disclosure

Corporate responsibility committee

•  Evolution of corporate responsibility governance to best practice corporate responsibility standards

•  Human rights policy and implementation

•  Corporate responsibility roadmap and enhanced corporate responsibility management system

•  Ground control systems

In 2011, we became a corporate member of the Institute of Corporate Directors to provide the board with additional continuing education opportunities and information resources.

Serving on other boards

We do not limit the number of other boards our directors may serve on, however, we advise potential candidates that they need to devote sufficient time to our affairs and their director responsibilities while serving on our board. We also discuss our director expectations with potential director candidates as part of the recruitment process.

Directors who are considering a directorship with another public company must advise the Chairman, the chair of the corporate governance and nominating committee and our CEO before accepting the invitation to make sure there are no real or perceived conflicts of interest.

Skills matrix

The board uses a quantitative survey every year to assess the board’s overall effectiveness and make sure its size and composition represent the quality and mix of skills needed to oversee management and our business affairs.

The corporate governance and nominating committee maintains a skills matrix of the directors and updates it regularly as part of its ongoing assessment of board composition. The committee uses the skills matrix to assess the performance of individual directors and in the nomination process so that any gaps in skill set and diversity are considered when identifying and assessing potential director candidates.

The committee also uses the skills matrix to capture the skills and experience each director contributes to the board and track their areas of expertise (see below). Each director rates his level of expertise vis-à-vis the competency needs of the board according to the following legend:

0 – No knowledge or skill

1 – Some understanding

2 – Skilled

3 – Comprehensive knowledge and highly skilled

The board adopted a more comprehensive skills matrix in 2009 to put more emphasis on specific attributes and experience that we believe are key for a global mining company like Inmet.

The table below lists these competencies and the number of our 10 nominated directors who are skilled or highly skilled in these areas.

	Number of directors
Board competencies	highly skilled or skilled	some understanding	no knowledge or skill
Corporate finance	8	2	0
Financial literacy	9	1	0
Governance/board	9	1	0
Government relations	6	4	0
Human resources and executive compensation	8	2	0
Industry knowledge	5	5	0
Information technology	3	5	2
International	10	0	0
Investment banking/Mergers & acquisitions	8	2	0
Legal	1	3	6
Operations	5	1	4
Safety, health, environment	6	3	1
Sustainable development	8	1	1

Assessing the board

The board has a formal process for assessing the board overall, Chair of the board, committee chairs and individual directors, delegating the responsibility to the corporate governance and nominating committee.

The committee uses a governance survey every year to evaluate the overall effectiveness of the board overall, the Chairman, committee chairs and individual board committees.

The detailed questionnaire asks directors to provide ratings and subjective comments on:

•       the board and committee structure and processes

•       the discharge of duties by the Chairman of the board and each committee chair

•       Inmet’s strategic direction

•       the board’s operational oversight

•       the board’s relationship with management.

Directors also use the questionnaire to provide input on the board’s objectives to help establish the top priorities for the coming year.

Our CEO, CFO and Vice-President, Legal and Corporate Affairs also complete the survey so the committee can see if the board and management have any differing perspectives.

Directors and management send their completed questionnaires to an independent consultant, who tabulates the results and prepares a confidential report summarizing the collective feedback from the directors and management.

The Chairman and the chair of the corporate governance and nominating committee review the report and analyze the individual responses, and present the collective results to the corporate governance and nominating committee and then the board. The committee assesses the report and recommends any changes to enhance the performance of the board and its committees. The committee oversees the implementation of any changes, reviews the progress and provides the board with a follow-up report.

In consultation with the Chairman and CEO, the chair of the corporate governance and nominating committee also recommends the board’s annual objectives, which are based on the survey results.

The board monitors its progress throughout the year, and evaluates management’s success in achieving the corporate objectives and sets new objectives for the coming year.

Director assessment

The Chairman and chair of the corporate governance and nominating committee conduct confidential, one-on-one interviews with each board member every year to assess the performance of:

•       each individual director

•       the CEO

•       the Chairman

•       the committee chairs

•       the board as a whole.

The interviews draw from evaluation forms based on the position descriptions for the CEO, the Chairman and committee chairs, our leadership charter and the statement of expectations of directors.

This approach is designed to maximize the contribution each director makes to the board and the committees he sits on. The Chairman and committee chair share all relevant peer feedback with each director, and follow up by reviewing their progress and the actions taken. They present the collective results to the corporate governance and nominating committee and then provide a summary report to the board.

The Chairman and the committee chair also oversee the implementation of any recommendations and provide a follow-up report to the committee and the board.

Board tenure and renewal

Our shareholders elect directors to the board every year at our annual meeting. The board may appoint additional directors from time to time who will serve until the next annual meeting of shareholders.

Term limits

The board’s policy is not to establish term limits so we don’t risk losing directors who have developed unique insight into our business and operations over a period of time, and an institutional memory that the entire board and management can benefit from.

The corporate governance and nominating committee reviews each director’s tenure on an ongoing basis and considers the changing needs and skills of the board.

The graph below shows the current tenure:

Retirement policy

In 2011, the board implemented a retirement policy for directors. Directors must now retire from the board at the next annual meeting after they turn 75 years of age, and any director who is an officer or employee of Inmet must retire from the board when they leave the company.

The board may, however, extend the term in either situation based on the recommendation of the corporate governance and nominating committee if it is appropriate and to our benefit to do so.

Nominating directors

The corporate governance and nominating committee consists entirely of independent directors and is responsible for identifying and recommending appropriate candidates to serve on our board. The committee has developed a set of criteria and procedures for selecting candidates based on the attributes in our Statement of expectations for our directors. It also considers certain skills and experience to ensure board diversity. The committee may engage consultants or third-party search firms to assist in identifying and evaluating potential candidates.

When we approach candidates to sit on our board, we give them clear information about the workload and time commitment required before they consider accepting the nomination as director.

You can find more information about the role and responsibilities of the corporate governance and nominating committee on page 35.

Board committees

The board has four standing committees, and all of them are made up entirely of independent directors:

•                  audit committee

•                  human resources and compensation committee

•                  corporate governance and nominating committee

•                  corporate responsibility committee.

The board may also appoint ad hoc committees from time to time. Directors have a standing invitation to attend the meetings of all committees even if they are not members.

Each committee has a charter that outlines its responsibilities (posted on our website at www.inmetmining.com). Each committee also has a work plan that sets out the strategy and timeline for fulfilling its annual and ongoing responsibilities. Each committee can engage outside advisors at Inmet’s expense if it decides this is necessary to carry out its responsibilities.

Audit committee

The audit committee’s main function is to assist the board by overseeing:

•                  the quality, integrity and appropriateness of our financial reporting

•                  the quality, integrity and performance of our systems of internal control for finance, accounting and ethics

•                  the quality, performance and independence of our external auditors

•                  our compliance with legal and regulatory requirements.

To fulfill its mandate, the audit committee receives regular reports on:

•                  significant accounting transactions and financial matters that required substantial professional judgment in arriving at the financial statements

•                  risk management

•                  exploration and capital spending in relation to approved budgets

•                  our internal control systems.

Committee members:

•                  John Clappison (chair)

•                  Dr. Yilmaz Argüden

•                  John Eby

•                  Paul Gagné

•                  Thomas Mara

Each committee member is independent and financially literate according to the terms of National Instrument 52-110, Audit committees.

Financial reporting

The committee is also responsible for reviewing:

•                  our financial reporting procedures, internal controls and risk management practices as they relate to financial reporting

•                  the terms of engagement and performance of the external auditors

•                  our interim and annual financial statements, management’s discussion and analysis of financial condition and results, and the annual report before they are reviewed and approved by the board.

The audit committee meets regularly with our external auditors without management present, and has direct access to management to review specific issues.

The audit committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and has direct access to the external auditors, our financial management, any other of our officers or employees and all of our books and records. Any member of the committee can ask to retain accounting, legal or other consultants or experts as necessary to enable the member to perform his duties. Consultant or expert fees will be paid by Inmet.

Approving services

The audit committee has a policy that requires any services to be performed by the external auditors to be pre-approved.

The policy covers specific items for the audit committee to pre-approve:

•                  audit and non-audit services by the external auditors and the range of fees for specific services carried out each year

•                  services that are not part of the annual process

•                  services that were previously pre-approved but result in fees that are greater than the estimated pre-approved range of fees.

As part of the annual process for pre-approving services and fees, management must submit a report every year to the audit committee with a detailed description of all the services it expects the external auditors to provide the following fiscal year. The report must also include a range of fees for each category of fees (audit fees, audit-related fees and tax fees) as described on page 16.

The audit committee takes into account the ratio of fees for audit and audit- related services to non-audit services when pre-approving services and fees. It has delegated authority to the committee chair to pre-approve services and fees outside committee meetings as long as he reports the details to the committee at its next meeting and the committee ratifies the decision.

We also have a policy of not engaging external auditors to provide services relating to internal audit and design and the implementation of financial information systems as part of our risk management practices.

The audit committee and the corporate governance and nominating committee review the audit committee charter once a year to make sure it meets regulatory requirements and reflects best practices. See Appendix B on page 83 for a copy of the charter, or visit our website (www.inmetmining.com).

Key activities for 2011

•                  reviewed Inmet’s interim and annual management’s discussion and analysis (MD&A), financial statements and notes and recommended them to the board for approval

•                  reviewed management’s report on the effectiveness of internal control systems and determined that the design and operation of internal controls are adequate

•                  reviewed our risk management relating to financial, tax and insurance matters

•                  reviewed reports on accounting policies and practices to be used and the treatment of financial information within International Financial Reporting Standards (IFRS)

•                  pre-approved the auditors’ audit and non-audit services and fees

•                  recommended amendments to our authorization policy

•                  monitored our cash investment policies

•                  assessed the independence and financial literacy of our audit committee members under National Instrument 52-110

•                  recommended the annual audited financial statements for our employee retirement plan

•                  reviewed and approved the 2011 audit plan, risk assessment, terms of engagement and audit fees

•                  selected and recommended, for shareholder approval, the appointment of external auditors

•                  assessed external auditor independence

•                  reviewed executive expenses

•                  received quarterly reports on compliance with our code of business conduct and ethics

•                  received litigation and legal updates

•                  received organizational staffing and resourcing updates

•                  reviewed the committee charter

•                  reviewed pro forma financial statements and notes relating to the proposed merger with Lundin Mining Corporation and recommended them to the board for approval

•                  reviewed our progress on our transition to IFRS and recommended accounting policy choices to the board for approval

•                  received a presentation on our functional and reporting currencies

•                  received a presentation on our cash denomination strategy

The following also regularly attend portions of the audit committee meetings:

•                  CEO

•                  CFO

•                  Vice-President, Legal and Corporate Affairs

•                  Vice-President, Finance and Treasury

•                  Director of Finance, Corporate Controller

•                  Director, Global Taxation and Compliance

•                  Corporate Secretary

The committee met six times in 2011.

You can find more information about the audit committee in our annual information form, available on our website (www.inmetmining.com) and on SEDAR (www.sedar.com).

Human resources and compensation committee (HRCC)

The HRCC assists the board by overseeing our efforts to recruit, retain and motivate our senior executives.

The HRCC is responsible for making recommendations to the board about our compensation program, policies and practices, including incentive plans for our executives and employees and the compensation of our senior executives, among other things.

Members:

•                  Douglas Whitehead (chair)

•                  David R. Beatty

•                  Paul E. Gagné

•                  Oyvind Hushovd

The HRCC and the corporate governance and nominating committee review the HRCC’s charter once a year.

The HRCC regularly seeks advice from compensation consultants and legal advisors to assess the appropriateness of our compensation practices. Any decision to retain a compensation consultant must be approved by the committee chair.

Key activities for 2011

•                  reviewed our executive compensation program to assess its competitiveness and appropriateness against companies in our peer group

•                  proposed executive salary increases for 2012

•                  evaluated our 2011 objectives and corporate performance and recommended a corporate performance factor to the board for approval.

•                  reviewed our share ownership guidelines and current holdings for executives and directors

•                  approved the compensation disclosure and analysis (CD&A) in the management proxy circular

•                  reviewed and approved the treatment of executive compensation programs in the context of the proposed merger with Lundin Mining Corporation and recommended them to the board for approval

•                  reviewed proposals regarding the treatment of the long-term incentive plan and share award plan and recommended them to the board for approval

•                  approved a peer comparator group for executive compensation benchmarking

•                  recommended a new share option plan and performance share unit plan to the board for its approval, including performance criteria for the performance share units, option and performance share unit reserves and allocations

•                  reviewed and approved a new form of compensation agreement for new hires and recommended it to the board for approval

•                  retained an external compensation consultant to advise on various executive compensation- related matters

•                  approved amendments to the committee charter and work plan

•                  reviewed and received an organizational overview and management’s succession plan

The following also regularly attend HRCC meetings:

•                  President and CEO

•                  Vice-President, Human Resources

•                  Vice-President, Legal and Corporate Affairs

•                  Corporate Secretary

The HRCC met seven times in 2011.

See Compensation governance on page 37 for more information about the composition, competencies and responsibilities of the HRCC.

Corporate governance and nominating committee

The committee is responsible for:

•                  reviewing corporate governance practices generally

•                  monitoring board composition

•                  assessing the effectiveness of the board and individual directors

•                  overseeing compliance with the code of business conduct and ethics

•                  reviewing and making recommendations about directors

•                  seeking appropriate candidates to serve as director

Members:

•                  John Eby (chair)

•                  Dr. Yilmaz Argüden

•                  David Beatty

•                  Oyvind Hushovd

The committee reviews its charter once a year.

Key activities for 2011

•                  recommended the management information circular and proxy to the board for approval

•                  assessed director independence using the definition under National Instrument 52-110

•                  recommended candidates to be nominated for election as directors at the annual shareholders meeting

•                  determined the composition of our board committees

•                  discussed the results of our 2011 individual director assessments and reported the findings to the board

•                  received quarterly reports on ethical conduct and annual acknowledgements and confirmations of ethical conduct by senior management, general managers and financial employees in ‘at-risk’ positions

•                  carried out succession planning for the Chairman and committee chairs

•                  recommended updates to governance documents including the committee charters and work plans, corporate governance guidelines

•                  recommended the 2012 board objectives

•                  received updates on corporate governance trends and practices

•                  received an update on professional development courses attended by directors for continuing education purposes

•                  recommended the appointment of a new director to stand for election at the annual meeting of shareholders

•                  reviewed a proposed shareholder engagement and ‘say on pay’ policy

The following also regularly attend corporate governance and nominating committee meetings:

•                  President and CEO

•                  Vice-President, Legal and Corporate Affairs

•                  Corporate Secretary

The committee met three times in 2011.

Corporate responsibility committee

The committee is responsible for:

•                  monitoring and reviewing our corporate responsibility (CR) performance and associated management programs

•                  reviewing our CR policies, objectives and strategies and recommending any appropriate changes to the board for approval

•                  reviewing the findings and recommendations from any investigation or audit by regulators, external auditors or consultants on CR matters

•                  reviewing our disclosure of CR matters in our continuous disclosure documents and in our annual sustainability report

Members:

•                  Paul E. Gagné (chair)

•                  Dr. Yilmaz Argüden

•                  John Eby

•                  Oyvind Hushovd

•                  Douglas Whitehead

The committee receives regular reports from management on CR matters and may request additional information from time to time. The committee members also have direct access to our Vice-President, Corporate Responsibility and other senior officers.

The committee reviews its charter once a year.

Key activities for 2011

•                  received reports and updated statistics at each meeting on CR performance at our operations and development property

•                  reviewed the five-year strategic and 2011 CR objectives

•                  reviewed and recommended changes to the committee charter

•                  reviewed CR policies

•                  received reports on potentially material CR developments

•                  received a material safety, environmental and community affairs incident review

•                  received reports on progress against commitments

•                  reviewed risk management and audit activities including compliance with applicable laws and regulations

•                  reviewed CR organizational resource chart

•                  received presentations on relevant CR-related topics

•                  changed its name and mandate to the corporate responsibility committee (formerly safety, environmental and community affairs committee)

•                  received reports and updates relating to the investigation into the 2010 fatality at Las Cruces and the review of safety practices and operating procedures at Las Cruces

•                  recommended a human rights policy

•                  received a presentation on the CR roadmap and enhanced CR management system

The following also regularly attend safety, environmental and community affairs committee meetings:

•                  CEO

•                  Vice-President, Legal and Corporate Affairs

•                  Vice-President, Corporate Responsibility

•                  Vice-President, Mining

•                  Director, Environmental Affairs

•                  Director, Safety and Health

•                  Corporate Secretary

The committee met four times in 2011.

SECTION 4

COMPENSATION

Compensation governance

The HRCC oversees director and executive compensation and consists of four independent directors: Douglas W.G. Whitehead, who serves as Chair, David R. Beatty, Paul Gagné and Oyvind Hushovd.

Composition

Independence

The board has determined that all four of the committee members are independent and are free from any relationship that would interfere with their ability to exercise independent judgment as a member of the committee. The board bases its assessment on its independence criteria and the applicable rules, regulations and policies of regulatory authorities and stock exchanges.

Senior management and employees serve as resources to the HRCC; however, the committee retains external advisors from time to time for independent advice and to assist it in carrying out its duties and responsibilities.

Competencies

While the qualifications for committee members are not prescribed by a regulatory body, we believe that the committee members should understand the issues and outcomes of compensation and human resources policy decisions and plan designs.

We believe at least one committee member must have expertise in human resources, for example through prior experience as a CEO or human resources executive.

At a minimum, we believe the committee members should:

•                  understand executive compensation and other human resources issues and have specific knowledge about Inmet and the mining industry

•                  be familiar with the proxy disclosure rules and other legal requirements relating to executive compensation

•                  be aware of emerging compensation trends and issues applicable to Inmet and the mining industry.

All of the HRCC members have diverse professional backgrounds and gained executive compensation experience while serving on the boards of other public companies and their compensation committees. All four members have served as Chairman of the board of a public company or held positions as President or CEO of public companies:

•                  Douglas Whitehead, the committee chair, has expertise in human resources through his previous experience both as President and CEO and a human resources executive of a public company, and as chair of the compensation committee of another public company.

•                  David Beatty is Inmet’s Chairman of the board and has been a director for nine years and a member of the HRCC since 2004. He also has experience serving on the compensation committees of other public companies, including the compensation committee of a Canadian chartered bank. In addition, Mr. Beatty has previous experience serving as president of a public company and as a director of other mining companies.

•                  Paul Gagné has previous experience as a CEO of a public company and has been a member of our board for 16 years. He has also served as Chairman and as a member on the compensation committees of other public companies and has extensive experience in the resources sector.

•                  Oyvind Hushovd has previous experience as President and CEO of two public resource companies and as a member of the compensation committee of other public companies. Mr. Hushovd has been a director of Inmet for nine years.

The HRCC also has a policy that no more than one-third of its members can be sitting chief executive officers.

See About the nominated directors on page 7 for a more information about the background and experience of each committee member, including other board and board committee memberships with other public companies.

Responsibilities of the HRCC

The HRCC’s main function is to assist the board in overseeing:

•                  its overall compensation philosophy and all aspects of executive pay, including the level and mix of components

•                  selection of the peer group of companies used for benchmarking executive compensation

•                  the link between pay and performance for the CEO and other senior executives

•                  employment agreements with our senior executives, including termination and change of control provisions

•                  eligibility and design of equity-based compensation plans

•                  practices for granting equity compensation awards and shareholder dilution levels

•                  share ownership and retention guidelines

•                  executive talent development and succession planning

•                  executive compensation disclosure.

See Appendix C on page 86 for details of the HRCC’s 2011 work plan.

The HRCC engages independent consultants for advice and counsel as necessary to carry out its responsibilities, and these fees are paid by Inmet. See the discussion starting on page 51 for details about the services Hugessen Consulting Inc. provided to the committee in 2011 and the fees paid to them the past two years. Management retained Towers Watson as its external advisor and their services and fees are discussed on page 50.

Our compensation discussion and analysis (CD&A) starting on page 45 provides a detailed description of our executive compensation program and practices, including our risk management principles, and our performance in 2011 and the compensation decisions affecting our most senior officers.

Director compensation

Compensation discussion and analysis

Our director compensation program reflects our size and complexity, and reinforces the importance we place on shareholder value. Our director compensation takes into account the time commitment, duties and responsibilities of our directors and director compensation practices at comparable companies. Director compensation is not based on corporate performance; however, the board follows a formal performance assessment process to ensure director effectiveness and engagement.

We review our program every few years to make sure we stay competitive and continue to attract quality directors to our board.

In 2011, our director compensation was aligned below the median of the peer group we used for benchmarking executive compensation in 2010.

The peer group included 10 Canadian-based, international mining companies. These companies are considered peers because they conduct business internationally and have similar board and committee responsibilities.

Director compensation peer group

Agnico-Eagle Mines Limited Barrick Gold Corporation Cameco Corporation First Quantum Minerals Ltd.	Goldcorp Inc. Kinross Gold Corporation Lundin Mining Corporation	Teck Resources Limited Uranium One Inc. Yamana Gold Inc.

As discussed on page 46, we revised our peer group for executive compensation benchmarking for 2011. We plan to conduct a competitive review of director compensation in 2012 using the peer group used to benchmark executive compensation.

Components

Our director compensation program includes four components:

•                  annual retainer for directors (at least $65,000 of which must be received in DSUs)

•                  annual retainer for the Chairman of the board and committee chairs

•                  attendance fees

•                  travel fees.

Directors who are employees of Inmet do not receive any director compensation.

Annual retainer

We pay directors an annual retainer to compensate them for their time and commitment to serving on our board. This includes their time for preparing for board and committee meetings, reviewing board materials, continuing education and carrying out their duties as a member of our board.

The non-executive Chairman of the board receives an annual retainer for the increased responsibilities of the role.

Directors who serve as committee chairs receive an additional retainer for the added responsibilities in connection with these roles. This is paid in cash, and the amount varies by committee and level of responsibility. The retainer for the audit committee chair is higher because of the scope of responsibilities.

The table below shows the fees for directors:

Fees ($)
Annual retainer
Directors	115,000
Chairman of the board	325,000
Audit committee chair	25,000
Other committee chairs	10,000
Attendance fees
In person	1,500
By telephone or videoconference	750
Travel fee per meeting	1,500 / 3,000

Deferred share unit plan

All outside directors must receive at least $65,000 of their $115,000 annual retainer in deferred share units (DSUs) instead of cash while the Chairman must receive at least $170,000 of his $325,000 annual retainer in DSUs. Directors have the option of increasing the amount in DSUs to 100 percent.

DSUs are notional common shares and their value fluctuates with the market price of our common shares. DSUs are credited to a director’s account as of the last day of a fiscal quarter, by dividing the amount of their retainer they elected to receive as DSUs that quarter by the average of the high and low prices of our common shares on the TSX over the 10 business days preceding the last day of the quarter. Directors also receive DSUs as dividend equivalents when dividends are paid on our common shares, using the high and low average price of our common shares on the dividend record date.

Redeeming DSUs

DSUs vest immediately, however directors can only redeem after they leave the board. DSUs are redeemed for cash or for Inmet common shares issued from treasury on or before December 15th of the first calendar year after they leave the board.

Transferring DSUs

DSUs can only be transferred or assigned by will or the laws of descent and distribution.

Amending the plan

The board can amend the DSU plan from time to time without shareholder approval to make the following changes:

•                  administrative or “housekeeping” changes

•                  changes to comply with laws that apply to the plan

•                  changes that will allow the plan to qualify for favourable tax treatment

•                  changes to the early termination provisions of the plan

•                  changes that allow the plan to be suspended or terminated.

The following changes can be made only if we receive shareholder approval:

•                  changes to the number of common shares that may be issued under the plan

•                  changes to the category of participants eligible to participate in the plan

•                  changes to the method of calculating the number of DSUs awarded to directors, thereby increasing their entitlement under the plan

•                  changes to the method of calculating the number of common shares issued from treasury, thereby increasing the directors’ entitlement under the plan

•                  any other changes for which the law requires shareholder approval.

Attendance fees

We pay directors a cash fee of $1,500 for each board and committee meeting they attend in person, and $750 for those attended by conference call. The Chairman of the board does not receive attendance fees.

Travel fees

We pay two levels of travel fees:

•                  $1,500 for travel within North America — when a director travels outside of his home province or state, or travels more than a total of three hours, round trip, to attend a board or committee meeting

•                  $3,000 for travel outside North America or, as the case may be, from one continent to another to attend a board or committee meeting.

Reimbursement of expenses

We also reimburse directors for reasonable and necessary out-of-pocket expenses related to any board or committee meeting they attended.

Share ownership guidelines

We expect each director to accumulate at least three times the annual retainer ($345,000 for directors, $975,000 for the Chairman) in Inmet common shares or DSUs within five years of becoming a director. All directors who have been on the board for five or more years, including our Chairman, currently meet the guideline.

As long as a director’s total cost base for the Inmet shares or DSUs acquired exceeds $345,000, or $975,000 in the case of the Chairman, the director will not be required to make up any shortfall in the value of his existing holdings.

The HRCC reviews the director share ownership guidelines every year, and recommends any changes to the board for approval.

Hedging prohibited

Directors are prohibited from engaging in hedging or monetization transactions involving Inmet securities and share based compensation awards and related derivatives, including trading in publicly-traded options, puts, calls, short sales, or other derivative instruments.

2011 results

In 2011, we paid total director fees of $1,623,250, including $612,750 in cash with the balance in DSUs. The table below shows a breakdown of the total fees paid to each director.

Name	Fees earned ($)	Deferred share units ($)	All other compensation ($)	Total ($)
Yilmaz Argüden, Ph.D.	35,250	115,000	18,000	168,250
David R. Beatty, O.B.E.	—	325,000	—	325,000
John H. Clappison	87,250	80,500	—	167,750
John C. Eby	95,250	65,000	6,000	166,250
Paul E. Gagné	98,250	65,000	9,000	172,250
Oyvind Hushovd	79,250	65,000	15,000	159,250
Thomas E. Mara	22,500	115,000	7,500	145,000
Wolf K. Seidler	15,000	57,500	4,500	77,000
Jochen Tilk	—	—	—	—
James M. Tory, Q.C.	20,250	57,500	—	77,750
Douglas Whitehead	90,750	65,000	9,000	164,750
Total	543,750	1,010,500	69,000	1,623,250

Notes to the above table:

Fees earned is the amount of the annual retainer paid to directors in cash. For Mr. Clappison, Mr. Eby, Mr. Gagné and Mr. Whitehead, this also includes the additional annual retainer they each receive as a committee chair.

All other compensation is the travel fees paid to directors in 2011, excluding any amounts for reimbursement of out-of-pocket expenses.

Deferred share units

In 2011, 16,753 DSUs were granted and 3,632 DSUs were redeemed.

Of the 732,741 Inmet common shares that were initially reserved for issue under the DSU plan:

•                  428,233 have been issued

•                  304,508 are reserved for issue when the DSUs granted are redeemed.

The table below gives details about the common shares authorized for issuance under our DSU plan as at December 31, 2011. The DSU plan has been approved by shareholders. We will need shareholder approval if we want to increase the reserve.

Number of shares to be issued upon redemption of outstanding DSUs	Weighted-average issue price of outstanding DSUs	Number of shares available for future issue
121,065 or 0.2% of our issued and outstanding common shares	$28.18	304,508 or 0.4% of our issued and outstanding common shares

Executive compensation

Message to shareholders

To our fellow shareholders:

As chair of the HRCC, I am pleased to give you important background and context to the executive compensation discussion and analysis that follows and the decisions made about executive pay in 2011.

Both the board and its HRCC have worked diligently to ensure Inmet’s approach to compensation is sound, links pay to performance and motivates senior management in the right way to deliver strong results for shareholders.

Disciplined approach to executive compensation

Inmet’s compensation philosophy is based on four fundamental principles:

•         rewarding management for achieving outcomes that generate long-term shareholder value

•         attracting and retaining the right people for the right jobs

•         compensating fairly (median target positioning, with the opportunity to exceed the median for superior performance)

•         ensuring our compensation is aligned with our risk management principles.

Effective oversight and formal decision-making

The committee oversees the executive compensation program to ensure Inmet’s policies and practices are aligned with its compensation philosophy and business strategy. The committee seeks guidance and independent advice from external compensation advisors as appropriate, and makes compensation recommendations to the board. The board approves all decisions relating to executive compensation.

Compensation is not guaranteed

Executive compensation includes annual base salary, a performance-based short-term incentive award, long-term incentive awards featuring performance and time-based vesting, pension and limited perquisites comparable to our peers.

The most significant component of pay is ‘at risk’; tied to how well Inmet achieves critical corporate performance measures over varying time horizons. This ensures there is an appropriate balance between risk and reward.

2011 Performance and executive pay

The board evaluates Inmet’s overall corporate performance using a comprehensive process to assess:

•        Inmet’s results against annual objectives set and approved by the board based on measures for production, growth, safety, environment and corporate responsibility

•        the overall business environment and changes to business priorities, as directed by management and endorsed by the board over the year

•        Inmet’s performance relative to the industry’s general competitive operating and financial environment.

For 2011, the board set the corporate performance factor under the annual performance bonus plan at 85 percent of target (see page 64 for details of the board’s assessment).

Changes in 2011 and 2012

The board and committee approved key changes in 2011 to more closely align Inmet’s compensation plans and principles:

•        a new performance share unit plan (medium-term incentive) and stock option plan (long-term incentive) was introduced to replace the long-term incentive plan and better align the interests of management and shareholders

•        the individual target levels for the long-term incentive were adjusted to align with Inmet’s compensation philosophy of positioning executive pay at the median of its peers

•        a new short-term incentive plan was put in place beginning in 2012 that clearly differentiates performance and strengthens the link between pay and performance

•        changes to the individual target bonus levels for the named executives were made in 2012 to facilitate the transition to the new short-term incentive plan.

Having a say on executive pay

Shareholders will have their first say on executive pay at Inmet’s annual meeting on April 27, 2012. This is an advisory vote that will give the board and HRCC important feedback on Inmet’s approach to executive compensation. Please take some time to read the next section on executive compensation. It gives important information about Inmet’s program and the key decisions affecting executive pay in 2011.

We’re encouraged by Inmet’s progress on many fronts in 2011, and will continue to work diligently on behalf of fellow shareholders so we can all share in Inmet’s continued success.

Sincerely,

Douglas W.G. Whitehead
Chair, Human Resources and Compensation Committee

Executive compensation

Compensation discussion and analysis

This section discusses our compensation program and the key compensation decisions for our most senior officers in 2011 (our named executives):

• Jochen Tilk	President and CEO
• D. James Slattery	Vice-President, Finance and Chief Financial Officer
• Steve Astritis	Vice-President, Legal and Corporate Affairs
• Frank Balint	Vice-President, Corporate Development
• R. Scott Herr	Vice-President, Mining

Our key principles on compensation

We’ve developed an executive compensation program based on four key principles:

1.          paying management for performance that generates long-term shareholder value

2.          attracting and retaining the right people for the right jobs

3.          compensating fairly

4.          ensuring our compensation is aligned with our risk management principles.

We apply these core principles to all of our compensation decision-making, regardless of the level of executive or compensation element.

1. Pay for performance

We believe that our compensation program should pay for performance. Our program includes a significant portion of pay ‘at risk’ and features short and long-term incentives to reward performance over different timeframes and to drive shareholder value over time.

We link a substantial portion of our short-term executive compensation to how well we achieve our annual corporate objectives. The annual objectives are recommended by management and approved by the board each year, and focus on advancing our long-term strategy to “grow responsibly as a base metal mining company providing superior returns to shareholders”.

We link our longer term executive compensation to how well we achieve mid and long-term performance objectives, which focus on creating sustained value for our shareholders. Longer term compensation includes two equity-based compensation plans, approved by the HRCC and board in April 2011:

•        a medium-term performance share unit plan (PSU plan)

•        a long-term share option plan.

2009 was the last year we awarded grants under our long-term incentive plan (LTIP) linked to the successful achievement of specific growth projects. The one outstanding LTIP award will vest based on a successful completion of the Cobre Panama project.

2. Attracting and keeping the right talent

The board is responsible for overseeing our human capital and believes that its most important task is making sure we have the right management team in place, led by the right CEO.

We focus on hiring and retaining people who have an innate drive to achieve their best and who understand how to create long-term shareholder value. The HRCC continually assesses leadership skills, integrity, work ethic, intelligence and self-motivation, because these attributes are a condition of employment at Inmet.

3. Compensating fairly

We research the market, seek independent advice and benchmark our compensation against appropriate comparator organizations to maintain a competitive compensation program and make sure we’re compensating our executives fairly.

Benchmarking and research

We benchmark our compensation program against a peer group of companies to ensure our program is fair and competitive with the market.

We access the companies’ most recent management proxy circulars to review their compensation disclosure and compare it to the compensation components for our named executives. The HRCC targets total executive compensation at the median of our peer group.

The HRCC reviews the peer group every year and validates it with the assistance of an external consultant to make sure the companies are appropriate for comparative purposes, and approves any changes to the composition of the peer group.

We also consult third party research in our review and analysis of executive compensation. In 2011, the HRCC reviewed the summary results of the 2011 Mining Industry Salary Surveys, Corporate Report — Canada, a study by PricewaterhouseCoopers LLP that contains data on 96 Canadian mining companies, including 10 of the 11 companies in our 2011 compensation peer group. The study provides information on industry trends and salaries for all executive and corporate level positions, and while it does not factor significantly into the compensation determination, it gives the HRCC important context for their compensation decision-making.

Peer group

In 2011, the HRCC asked Hugessen Consulting Inc. (Hugessen) to review the composition of our peer group. Hugessen produced a peer group based on screening criteria consisting of headquarters base, company type, industry classification and financial criteria like market capitalization and total revenues. The peer group was then refined based on input from the HRCC and management.

In order to help the HRCC in its deliberations, five companies were added as an interest comparator group for reviewing the structure and overall level of compensation and not for direct benchmarking because each of their operations are significantly larger than ours.

The table below shows the composition of our 2011 peer group and the interest comparator group. The peer group includes 11 mining companies we regard as peers because they are Canadian-based mining companies that are similar in size to Inmet, conduct business internationally and we compete with them for executive talent.

2011 Compensation peer group

Agnico-Eagle Mines Limited Centerra Gold Inc. Eldorado Gold Corp. First Quantum Minerals Ltd.	HudBay Minerals, Inc. IAMGOLD Corp. Lundin Mining Corporation New Gold, Inc.	Quadra FNX Mining Inc. Sherritt International Corporation Yamana Gold Inc.

Interest comparator group

Barrick Gold Corp. Goldcorp Inc.	Kinross Gold Corp. Silver Wheaton Corp.	Teck Resources Limited

4. Ensuring our compensation is aligned with our risk management principles

Our compensation programs are grounded on principles that support the management of risk, ensuring management’s plans and activities are prudent and focused on generating shareholder value within an effective risk control environment. The board and each board committee play a role in risk oversight. Formal risk registers are maintained outlining key risks, and are presented quarterly by management to the appropriate committee and the board for review and discussion.

In 2011, management engaged Towers Watson to assist with a formal compensation risk assessment of our executive compensation programs and practices. The assessment included interviews with board members and management representatives to:

•        identify significant business risks

•        understand the role of compensation in supporting appropriate risk taking, and

•        understand how risk is governed and managed at Inmet.

Towers Watson also reviewed documentation relating to our approach to enterprise risk management and the oversight role of the board and of specific board committees.

Our governance processes and compensation structure include several risk-mitigating factors:

•        Compensation principles.  Our compensation principles have been formalized over time to help guide compensation decisions and incentive design across the organization.

•        Say on pay.  We’re holding our first advisory vote on executive compensation in 2012. We anticipate receiving positive votes, which will signal that the current approach to executive compensation has been acceptable to shareholders.

•        HRCC use of discretion.  Our compensation programs allow the HRCC to use its discretion in assessing performance to ensure pay aligns with perceived and actual performance (particularly with our annual incentive plan).

•        Annual review of incentive plans.  Every year the HRCC and the board review and approve performance measures and targets for the short-term incentive plan and performance share unit plan that are aligned with the business plan to ensure potential awards are relevant and appropriate. The HRCC and the board also conduct a complete periodic review of our compensation strategy, including the compensation philosophy and program design, in light of business requirements, market practice and governance considerations.

•        External independent compensation advisors.  The HRCC and management retain separate independent advisors to provide an external perspective of compensation developments and best practices related to compensation design, governance and compensation risk management.

•        Variable compensation mix.  A significant portion of target total direct compensation for our named executives is variable compensation, delivered through our short, medium and long-term incentive plans. This mix reinforces the strong relationship between pay and performance, while providing a competitive ‘base’ level of compensation through salary, and mitigates the risk of encouraging short-term results at the expense of achieving long-term sustainability and shareholder value.

•        Capping of incentive plan payouts.  Our new short-term incentive plan has a maximum payout cap of 1.5x target while the payout factor under the performance share unit plan is capped at 2x target.

•        Clawback policy.  Annual and long-term incentive awards paid to executives are subject to recoupment if an executive engages in negligence or misconduct and we must restate our financial statements.

•        Share ownership guidelines.  The CEO and our vice-presidents must meet share ownership guidelines, aligning their interests with our shareholders and our long-term performance. The CEO must hold 3x base salary while the CFO and Vice-President, Legal and Corporate Affairs must hold 2x base salary. All other vice-presidents must hold 1x base salary within five years of being appointed to the position.

•        Anti-hedging policy.  Our insider trading and hedging policy prohibits executives and other employees from engaging in hedging or monetization transactions involving Inmet securities and share-based compensation awards and related derivatives, including trading in publicly-traded options, puts, calls, short sales, or other derivative instruments.

•        Committee risk registers.  The board committees review the major risks facing Inmet on a quarterly basis with management.

Based on their analysis, Towers Watson concluded that our current compensation programs and practices do not incorporate significant risks that are likely to have a material adverse impact on Inmet.

Clawback policy

We adopted a compensation clawback policy in early 2012 that applies to the CEO and entire executive team and governs future awards made under our annual and long-term incentive plans. The policy allows the board in its discretion to require an executive or former executive to reimburse all or a portion of the annual and long-term incentive compensation if the board determines that it is in the best interests of Inmet.

The board can seek reimbursement of compensation in situations where:

•        the amount of incentive compensation received by the executive or former executive officer was calculated based on, or contingent on, achieving certain financial results that were subsequently the subject of or affected by a restatement of all or a portion of our financial statements, and

•        the executive officer was involved in gross negligence, intentional misconduct or fraud that caused or partially caused the need for the restatement, and

•        the incentive compensation payment received would have been lower had the financial results been properly reported.

Share ownership

We expect each of our executive officers to accumulate a specific number of Inmet common shares to align their interests with our shareholders. Each management level has a share ownership requirement (the target ownership value).

Target ownership value – as a % of base salary	CEO	Vice-President, Legal and Corporate Affairs and Vice-President, CFO	Other Vice-Presidents
	300%	200%	100%

The value of our common shares owned inside or outside our share award plan count towards meeting the share ownership guidelines. PSUs and options do not count towards meeting the guidelines.

Current executives have five years to meet their target ownership values. New executives must meet the guideline within five years of their appointment.

We expect each of our executives to build share ownership in Inmet that at least equals his or her target ownership value.

The table below shows the share ownership for each named executive as at December 31, 2011:

Name	Number of common shares held outside of the share award plan	Number of common shares held under share award plan	Total number of common shares held	Total market value of common shares held at Dec 31, 2011 ($)	Share ownership as a percentage of salary	Target ownership value ($)	Meets share ownership requirements
Jochen Tilk	32,946	3,094	36,040	2,360,620	295	2,400,000	Has until November 1, 2014 to meet the guideline
D. James Slattery	14,752	1,618	16,370	1,072,235	246	870,000	Yes
Steve Astritis	17,445	1,555	19,000	1,244,500	300	830,000	Yes
Frank Balint	11,018	1,249	12,267	803,489	236	340,000	Yes
R. Scott Herr	5,278	1,097	6,375	417,563	123	340,000	Yes

Notes to the above table:

•        Total market value of common shares is calculated by multiplying the total number of Inmet common shares held by the named executive by $65.50, the closing price of our common shares on the TSX on December 31, 2011.

•        Share ownership as a percentage of salary is based on $65.50, the closing price of our common shares on the TSX on December 31, 2011, and the named executive’s 2011 base salary, to calculate the percentage as at December 31, 2011.

An executive cannot sell any Inmet shares unless he or she meets the target ownership value and continues to meet the minimum requirement after the sale. An executive is not, however, required to acquire shares to address a shortfall if a change in market conditions decreases the value of his or her holdings to below the target ownership value.

The HRCC reviews the share ownership guidelines every year and recommends any changes to the board for approval.

Compensation decision-making process

The HRCC oversees our executive compensation, assisting the board by ensuring our compensation program and practices are aligned with our compensation philosophy and fulfilling our business strategy.

It also reviews and recommends to the board:

•        the structure and design of our incentive plans

•        the level of performance achieved under each plan, and

•        the amount of potential payouts under each plan.

The committee also ensures incentive compensation awards are consistent with our compensation principles. It looks at stress testing to determine how our incentive plans may pay out under different performance scenarios to make sure there is an appropriate balance between the level of risk and reward.

It also makes recommendations to the board about the compensation of the CEO and other executive officers. It considers a range of factors including the achievement of pre-established performance goals, retention, internal equity and competitive market data.

Independent advice

The HRCC engages independent compensation consultants for advice and counsel as necessary to carry out its responsibilities, and these fees are paid by Inmet. Independent compensation consultants serve and report directly to the HRCC. The HRCC pre-approves any services the compensation consultants provide to management and the related fees. The HRCC is responsible for its decisions, which may reflect factors and considerations other than the information and recommendations provided by the independent consultants.

Independent compensation consultant

In January 2011, the HRCC retained Hugessen Consulting Inc. (Hugessen) to provide independent expertise and perspective on the compensation of our executive officers, including services specifically related to the following:

•                  analysis of the compensation of the named executives and directors of Symterra (the company that would have resulted from our proposed merger with Lundin Mining Corporation) as well as post non-merger

•                  facilitating the review by Institutional Shareholder Services

•                  attending the HRCC meetings

•                  design and implementation of PSU and share option plans

•                  update on trends in executive compensation and compensation governance

•                  review of our executive employment and change of control agreements

•                  review and comment on management’s proposals related to the design of the short and long-term incentive plans.

Hugessen only performed work for the HRCC and did not provide any services to management in 2011.

Management’s compensation advisor

To assist in fulfilling its mandate, the HRCC also receives reports and information from management and management’s compensation advisor, Towers Watson, on the competitiveness of our executive compensation and the effectiveness of our compensation program overall. Management retained Towers Watson in July 2011 with the committee’s pre-approval.

Towers Watson provided management with the following information:

•                  competitive analysis of the base salaries and short-term and longer-term incentive awards of our executive officers

•                  updates on trends and best practices in executive governance and compensation

•                  commentary and advice on the design of our compensation programs, including short and longer-term incentives

•                  risk assessment of our compensation programs

•                  assistance in preparing our management proxy circular.

Towers Watson’s support to management and the HRCC on our executive program complements the advice and counsel the committee receives from its own independent compensation consultant.

Compensation consultant fees

The table below sets out the fees paid to the external compensation consultants in 2011 and 2010:

Compensation consultant fees	2011	2010
Hugessen Consulting Inc. (independent compensation advisor to the HRCC)
Executive compensation-related fees	$139,633	$129,819
All other fees	—	—
Towers Watson (compensation advisor to management)
Executive compensation-related fees	117,529	—
All other fees	—	—
Total fees	$257,162	$129,819

Components

Total compensation for our executives includes a combination of base salary, performance-based incentives, and other compensation such as pension and other benefits.

Six components made up our 2011 compensation for executives, including the named executives.

Compensation components	Eligibility	Program objectives	2011 changes
Base salary
Cash	All specified employees	• to generally target the executives’ base salary at the median of our peer group • to align with the executives’ scope of responsibility and individual performance • to attract and retain key talent	• executive officers received increases to ensure that executive compensation was aligned with the market
At risk compensation
Short-term incentive
Performance bonus plan Cash	All specified employees	• to reward executives for success in achieving our annual corporate objectives • to retain key talent

•   100 percent of the performance bonus plan paid in cash for 2011

•   share award plan awards that previously formed a longer term component of the performance bonus plan terminated for 2010 and onwards

•   outstanding common shares under the share award plan will vest according to original vesting period but no additional shares will be awarded

•   performance bonus plan to be replaced by our new short-term incentive plan in 2012 (page 54)

Compensation components	Eligibility	Program objectives	2011 changes
Medium and long-term incentives
Performance share unit plan Performance share units settled in cash	executive officers and senior management as designated by the board	• a medium-term incentive to motivate and reward participants for achieving corporate performance objectives through overlapping three-year performance periods • to retain key talent	• in effect for 2011 and onwards • replaced the long-term incentive plan (LTIP) in 2011. • no further awards made under the LTIP; outstanding units redeemed in accordance with the terms of the plan
Share option plan Option grants with pre-set term and vesting criteria	executive officers and senior management as designated by the board	• a long-term equity incentive to motivate and reward participants for creating long-term shareholder value	• See Long-term incentive plan (page 61) and Participation (page 63) for more information
Other compensation
Defined contribution pension plan
Contributions made by Inmet	Canadian-based employees	• to provide a competitive retirement program and to retain executive talent	No change
Annual payment in lieu of supplemental pension plan
Cash	Canadian-based employees who are subject to Canada Revenue Agency pension plan contribution limits	• to provide a competitive retirement program and to retain executive talent	No change
Other benefits (fitness membership, life insurance and a leased car or car allowance)
Indirect compensation	Canadian-based executive officers and director level employees	• to provide competitive benefits to protect the well-being of executives • to attract and retain executives	No change

2011 Target pay mix

Target pay mix includes base salary and short-term and longer-term incentives, on a relative basis. The incentives are performance-based and require the executives to meet defined performance targets during the year (STIP) and over several years (LTIP) in order to receive a payout. As a result, the performance-based compensation is considered ‘at risk’.

The charts below show the 2011 target pay mix for the CEO and other named executives. In total, 75 percent of the target total compensation for the CEO and 67 percent for the other named executives is based on performance, aligning executives’ interests of shareholders.

Base salary

We consider years and level of experience and ability of each executive to perform his or her responsibilities when we establish base salary levels. We generally target salaries at the median of our peer group.

Targeting salaries at the median is necessary to attract and retain high quality executives, and it allows us to maintain overall annual compensation at an appropriate level.

2011 Performance-based incentives

We offer performance-based incentives to motivate executives to perform well and deliver strong business results. The HRCC uses corporate performance as the basis for recommending annual performance-based compensation for the named executives, which is submitted to the board for review and approval.

Short-term incentives

Performance bonus plan

The performance bonus plan, our annual incentive plan, is designed to reward management for achieving our annual corporate objectives.

Target bonus

We target the annual bonus as a percentage of an executive’s annual base salary:

Executive	Target PBP bonus, as a percentage of base salary	Corporate performance factor
CEO	150%	0-100%
Other named executives	100%	0-100%
Other participants	100%	0-100%

Setting objectives

The board holds an annual strategy session every December to set and approve the annual objectives for the following year. It considers the challenges and opportunities we face in carrying out our corporate strategy over the short term, and then determines the annual objectives it believes are most critical to helping us achieve our strategy during the year. Some of these objectives, like production or cost targets, are quantitative measures while others, like those linked to the growth element of our strategy, are more qualitative in nature.

Setting annual objectives allows us to identify and align our actions, create a framework and a disciplined environment so employees can prioritize their efforts, and to establish a basis to reward management for achieving results that generate long-term shareholder value.

Assessing performance

The HRCC and the board are responsible for:

•                  approving annual corporate objectives they believe will lead to long-term shareholder value

•                  assessing performance to the degree to which these objectives have been met and establishing the corporate performance factor for the year.

The board assesses our overall performance and determines whether we have succeeded in building long-term value for shareholders. The HRCC monitors our performance throughout the year, and conducts a final evaluation in December of how well we met each corporate objective. Then it recommends a corporate performance factor to the board for approval.

The HRCC uses this factor to calculate annual bonuses under the performance bonus plan. While the HRCC does not typically use a mathematical weighting formula, it considers all the elements it believes are relevant to assessing our performance against each objective.

The HRCC and the board can use their discretion in the assessment process and therefore it can include some subjectivity.

The award for all executives is based solely on the achievement of corporate objectives, calculated by multiplying the target bonus for the year by the corporate performance factor. There is no personal performance factor.

Bonuses for other employees are calculated using the corporate performance factor and a personal performance factor.

An employee is not eligible to receive a bonus under the plan if he or she voluntarily resigns from Inmet before the bonus is actually paid.

The table below shows the corporate performance factor determined by the board for the past three years. It shows that targets are generally very difficult to meet and are designed to confer value which, based on good performance, places Inmet’s bonus compensation at a similar level when compared to the short-term incentive awards granted by its peers.

Year	Corporate performance factor
2011	85%
2010	60%
2009	80%

See Our 2011 corporate objectives and results on page 64 for more information about performance assessment and our 2011 corporate performance factor.

Changes to the plan in 2011

Prior to 2010, the performance bonus plan included both a short and long-term component:

•                  50 percent was paid in cash

•                  the balance was awarded in Inmet common shares under the share award plan with vesting over four years.

The share award plan component was not awarded for 2010 or 2011. In December 2010, Inmet was in a transactional trading blackout and the board used its discretion to pay the entire 2010 performance bonus plan in cash. The share award plan component was formally terminated in 2011 when the performance share unit plan and share option plan were introduced. Outstanding shares under the plan will continue to vest according to the original vesting period but no additional shares will be awarded.

Short-term incentive plan (beginning in 2012)

Purpose	Reward executives for success in achieving our annual corporate objectives
Form of award	Cash based on corporate performance against pre-established objectives
Who participates	Executive officers and specified employees
Payout	Paid in cash, generally in March of the following year based on corporate performance in the previous year

In 2011, management conducted a review of the performance bonus plan, including the overall plan structure, performance measures, individual incentive levels and calibration of incentive payouts. Based on the results of this review, the HRCC and board approved a new plan to replace the performance bonus plan beginning in 2012.

The short-term incentive plan (STIP) is an annual incentive plan designed to motivate participants to achieve pre-established annual corporate objectives and reward participants based on performance.

Target bonus

Participants are assigned an incentive award target, expressed as a percentage of salary, with the objective of aligning his or her total direct compensation opportunity with the median of the competitive market.

To transition to the new plan, 2012 target bonuses were established by taking into account our 2011 maximum levels and competitive target and maximum levels among our compensation peer group, which had the effect of reducing the new targets.

The table below summarizes the 2011 maximum levels and 2012 target levels approved by the board:

Executive	2012 target bonus as a % of base salary	Corporate performance factor	2011 maximum bonus as a % of base salary
CEO	100%	0 to 150%	150%
Other named executives	67%	0 to 150%	100%

For all executive officers at the vice-president level and above, including the named executives, the award will be calculated by multiplying the target STIP bonus for the year by the corporate performance factor as determined and approved by the HRCC and the board.

Assessing performance

The plan is designed so that we must achieve threshold performance for the plan to pay an incentive bonus. Maximum performance levels have also been established to cap payouts under the plan. As a result, actual payouts can range from zero (if specified threshold performance criteria are not met) to 150% of target, depending on the level of performance.

Performance objectives will continue to be set following the process established for the performance bonus plan, and the HRCC and board are still responsible for evaluating performance and determining the resulting corporate performance factor for the year.

The table below shows the 2012 performance measures and weightings under the new plan:

Performance measure category	Performance metric	Weighting
Financial	Earnings before interest, taxes, depreciation, amortization (EBITDA)	20%
Operations	Production	20%
	Cost	20%
Safety	Based on a safety performance index	10%
Corporate responsibility	Based on a CR performance index	10%
Specific objectives	At the discretion of the HRCC and board according to the number and extent of achievements	20%

While the performance bonus plan specified only a maximum payout and was not typical of other annual incentive plans among our peers, the STIP allows us to differentiate performance, aligns better with competitive practices and allows us to more effectively recruit and retain our executive talent.

Medium and long-term incentives

In 2011, the HRCC and board decided to discontinue our existing long-term incentive plan (LTIP) and replace it with two new equity-based compensation plans: a performance share unit (PSU) plan, a medium-term incentive plan, and the share option plan, a long-term incentive plan.

The new equity-based compensation plans accomplish three important things:

•                  support the achievement of our corporate performance objectives

•                  ensure the interests of key employees are aligned with Inmet’s success

•                  provide compensation opportunities to attract, retain and motivate key employees critical to our long-term success.

The HRCC and the board believe the equity-based compensation plans are more effective at aligning the interests of management and shareholders than our previous plan. The previous plan was difficult to administer, was a minority practice (in both the mining and other industries), was not well understood by participants and was not effective in attracting new talent.

The committee also considered simplicity, consistency and competitiveness with the marketplace and retention and attraction value in developing the new equity-based compensation plans.

It also reviewed the levels of long-term incentives (LTIs) and total direct compensation among our peers, and determined that target LTI levels should be adjusted for 2012 to:

•      align with our compensation philosophy to target the market median, and

•      attract and retain key executive talent.

The table below shows the 2012 target LTI levels approved by the board compared to the 2011 grant levels. The value of each LTI award is allocated 50/50 between the two plans.

	2012 target LTI as a % of base salary	2011 target LTI as a % of base salary
President & CEO	165%	150%
Other named executives	110%	100%

Performance share unit plan

Purpose	Attract, retain and motivate key employees and align the interests of key employees with Inmet’s success
Form of award

Notional share-based awards settled in cash. Their ultimate value is based on our three-year relative total shareholder return (TSR) performance compared to the TSR of a PSU performance peer group The board has the sole discretion to grant PSUs to participants No securities are issued from Inmet’s treasury

Who participates	Executive officers and senior management employees as designated by the board from time to time
Vesting

PSUs vest on December 31 at the end of a three-year performance period that begins on January 1 of the year the PSUs are awarded The number of units credited to the participant’s account during the performance period vest, multiplied by the performance target percentage based on our total shareholder return compared to a PSU performance peer group The HRCC sets the time and performance conditions for vesting of the PSUs. It also has discretion to set, waive and amend any performance targets under the plan

Payout

The amount is redeemed for cash five days after the vesting date based on the fair market value of Inmet shares on the vesting date. Fair market value is defined as the volume weighted average trading price of Inmet common shares on the TSX for the five trading days immediately preceding the applicable day. PSUs earn additional units as dividend equivalents and are credited to the participant’s PSU account

Forfeiture	All PSUs are forfeited and expire on the termination date if a participant resigns (other than for constructive dismissal) or employment is terminated for cause
Assignment	Rights to the PSUs may not be transferred or assigned other than by will or the laws of descent and distribution

The board approved the performance share unit (PSU) plan in April 2011 and the plan went into effect on May 10, 2011. The plan does not require shareholder approval or approval of the Toronto Stock Exchange because shares are not issued from treasury.

2011 PSU grants

An initial grant of 29,488 PSUs was made to plan participants on May 10, 2011 for the performance period January 1, 2011 to December 31, 2013.

The table below sets out the number of PSUs granted to the named executives and other plan participants on May 10, 2011. The number of PSUs was determined by dividing the appropriate percentage of base salary by the fair market value. PSUs are credited to a participant’s PSU account on the grant date.

Name	2011 PSU grants (#)	As a % of base salary (%)
Jochen Tilk	9,215	75%
D. James Slattery	3,340	50%
Steve Astritis	3,187	50%
Frank Balint	2,611	50%
R. Scott Herr	2,611	50%
Other plan participants	8,524	50%

Performance criteria

The HRCC determined the performance criteria for our 2011 PSU grants as our relative three-year total shareholder return (TSR) compared to the TSR of a PSU performance peer group. Units vest at the end of the performance period on the achievement of relative TSR as set out in the table below.

Relative total shareholder return (percentile ranking)	Performance adjustment factor
Less than 25th percentile	.00 (subject to board discretion)
25th percentile	.50
50th percentile	1.00
75th percentile	1.50
Above 75th percentile	2.00

2011 Peer group

Hugessen advised the HRCC on the design of our PSU plan, including a review of appropriate performance metrics for the 2011 PSU awards and recommendations about the composition of the performance peer group.

Hugessen started with the 2011 compensation peer group, eliminated non-copper mining companies and added other copper mining companies to establish an international group of peer copper companies for benchmarking our TSR performance.

The table below lists the companies that make up our performance peer group for the 2011 PSU awards, approved by the HRCC. The committee can use its discretion to adjust the peer group in the future based on mergers, takeovers or consolidations in the market.

2011 PSU performance peer group
Antofagasta PLC	Hudbay Minerals Inc.
First Quantum Minerals Ltd.	Kazakhmys PLC	PanAust Limited
Freeport McMoran Copper & Gold, Inc.	Lundin Mining Corporation	Quadra FNX Mining Inc.
	Oz Minerals Ltd.	Teck Resources Limited

The performance peer group and relative TSR measure as outlined above also apply to grants of 2012 PSU awards.

Change of control

If there is a change in ownership of more than 50 percent of our common shares because of a corporate transaction or acquisition of securities or assets, it is a change of control under the PSU plan.

If, on a change of control, the acquirer assumes Inmet’s obligations under the plan in a manner that our board believes is consistent with the plan objectives, then the plan and all outstanding PSUs will continue on the same terms and conditions. The PSUs may be adjusted, however, to become a right to receive a payment based on shares of the acquirer.

If the acquirer under a change of control does not assume all of our obligations under the plan, or continues the plan but with objectives that our board believes are inconsistent with the plan, then all outstanding PSUs will vest as of the termination date and will be paid within 30 days, based on the performance targets and the fair market value prior to the date of termination of the plan.

If a participant’s employment is terminated without cause because of a change of control or such participant resigns based on constructive dismissal within 24 months of a change of control, the PSUs or substituted PSUs will vest and will be paid out within 90 days of the participant’s termination date based on the performance targets as of that date. See page 76 for more information about change of control provisions.

Amending or terminating the plan

The HRCC can amend, suspend, or terminate the plan at any time in accordance with applicable legislation, and subject to any required shareholder or regulatory approval, as long as it does not materially adversely affect the PSUs granted to a participant without such participant’s consent.

Share option plan

Purpose	Attract, retain and motivate key employees and align the interests of key employees with Inmet’s success
Form of award

Options to buy Inmet common shares at a price that is at least the fair market value on the grant date. Fair market value is defined as the volume weighted average trading price of Inmet common shares on the TSX for the five trading days immediately preceding the grant date

Who participates	Executives and other senior management employees of Inmet or our affiliates as designated by the board The board has the sole discretion to grant options to participants
Vesting and expiry

Vest over four years, 25% on each anniversary date of the initial grant date The HRCC can use its discretion to set other vesting terms, including vesting in installments or conditional based on achieving performance targets Stock options expire after seven years from the date of grant (the HRCC can use its discretion to shorten the term)

Payout	Value is based on our share price when the options are exercised and the exercise price
Forfeiture	All vested and unvested options are forfeited and expire on the termination date if a participant resigns (other than for constructive dismissal) or employment is terminated for cause
Assignment	Options or rights respecting options cannot be assigned or transferred other than by will or as permitted by law

The board approved the share option plan in April 2011 and the plan was approved by shareholders at the 2011 shareholders’ meeting. The plan went into effect on May 10, 2011.

2011 option awards

The HRCC and board considered the following factors when determining the appropriate allotment of options in 2011:

•                  stock options had not been granted since 2001

•                  LTIP units had not been granted since 2009

•                  the introduction of the share option plan was delayed from 2010 to 2011 because of the proposed merger with Lundin Mining Corporation

•                  our ability to attract and retain top talent for the development of Cobre Panama

•                  the attractiveness and competitiveness of our stock options for new executives joining Inmet, who are not eligible to participate in the current LTIP.

An initial grant of 380,000 options, representing approximately 0.5 percent of our issued and outstanding common shares (as at May 18, 2011), was made to plan participants on May 10, 2011, in three tranches, as follows:

•                  a grant of 58,246 options for 2010

•                  a grant of 61,916 options for 2011

•                  a special retention grant of 259,838 options.

The retention grant was made to address retention risks. Competitors have tried to attract members of our executive team to their organizations. The board believes that it is critical that we retain our top talent particularly given that Inmet is developing a significant project, Cobre Panama. The retention grant is expected to be a one-time allotment. For 2012 and onwards, option grants will be based on competitive target levels, expressed as a percentage of the participant’s base salary.

The table below sets out the number of options granted to each named executive and other plan participants on May 10, 2011. The option exercise price is based on the fair market value as defined on page 59.

Name	2011 Option grants (#)	Option exercise price ($)	Option expiry date
Jochen Tilk	100,000	65.11	May 10, 2018
D. James Slattery	35,000	65.11	May 10, 2018
Steve Astritis	35,000	65.11	May 10, 2018
Frank Balint	35,000	65.11	May 10, 2018
R. Scott Herr	35,000	65.11	May 10, 2018
Other plan participants	140,000	65.11	May 10, 2018

More about vesting

If a participant dies, the participant’s legal representatives can exercise all vested options until the first anniversary of the participant’s death. Any unvested options or options that have not been exercised by the anniversary date will expire.

If a participant retires or becomes disabled, all unvested options will continue to vest and all vested options will be exercisable until the second anniversary of the termination date. All options which have not been exercised by that date will expire.

If a participant is no longer eligible to participate in the plan for any reason other than as set out above, he or she has 90 days to exercise all options which have vested at the termination date. Any vested options that have not been exercised by that date will expire.

Change of control

If there is a change in ownership of more than 50 percent of Inmet’s common shares because of a corporate transaction or acquisition of securities or assets, it is a change of control under the share option plan.

If the acquirer assumes our obligations under the plan in a manner that our board believes is consistent with the plan objectives, then the plan and all outstanding options will continue on the same terms and conditions. The options may be adjusted, however, to become a right to receive shares of the acquirer.

If the acquirer under a change of control does not assume all of our obligations under the plan, or continues the plan but with different objectives that our board believes are inconsistent with the plan objectives, then any outstanding options outstanding vest in full, and will be terminated if they aren’t exercised by the change of control.

If a participant’s employment is terminated without cause because of a change of control or they resign based on constructive dismissal within 24 months of a change of control, the options or substituted options will vest and the participant has 90 days from the termination date to exercise them.

If there is a change of control or other substitution event (as defined under the plan), the board has discretion to make changes to the terms of the options that it considers fair and appropriate in the circumstances. This includes:

•                  accelerating the date that the options can be exercised

•                  modifying the terms so option holders can tender to the change of control transaction, and

•                  terminating the unexercised options with or without conditions following the change of control.

If a substitution event does not take place within the specified time, participants return their vested options to us and the original terms of the options will be reinstated along with the shares as authorized but unissued. See page 76 for more information about change of control provisions.

Amending or terminating the plan

The HRCC can amend, suspend, or terminate the share option plan without shareholder approval unless it is required by law or by the rules, regulations and policies of the TSX.

We require shareholder approval to make the following changes:

•                  changing the number of common shares that may be issued under the plan, or changing it to a fixed percentage

•                  increasing the time after the blackout period during when options or any rights to them can be exercised

•                  repricing an option

•                  expanding the categories of eligible participants

•                  extending the term of any option or any rights granted under the plan beyond its original expiry date

•                  adding any other provision which results in participants receiving common shares while Inmet receives no cash consideration

•                  adding a cashless exercise feature if there is no full deduction of the underlying securities

•                  allowing an option to be transferred or assigned other than by will or the laws of descent and distribution

•                  changing the provisions for amending, suspending or terminating the plan.

We don’t require shareholder approval for changes that:

•                  are administrative or housekeeping in nature

•                  are required to comply with the law

•                  qualify for favourable tax treatment

•                  relate to early termination

•                  are necessary to suspend or terminate the plan.

2011 Changes to long-term incentives

Long-term incentive plan (LTIP)

Our HRCC and board decided to transition from the LTIP and replace it with the PSU plan and share option plan described above. The LTIP, while competitive in aggregate value, was overly complex with extended equity vesting periods that were longer than those of our peers. Based on its review the HRCC concluded that these factors undermined the effectiveness of our executive compensation program.

On April 28, 2011, the board, on the recommendation of the HRCC, decided to redeem the outstanding 86,000 LTIP units associated with the Cobre Las Cruces project and determined the vesting percentage as 60 percent.

LTIP units were redeemed on May 10, 2011 for cash, based on $65.11, the volume weighted average price of Inmet common shares on the Toronto Stock Exchange for the five preceding trading days.

The HRCC considered all factors it deemed relevant to the assessment, including but not limited to:

•                  the net present value of the project

•                  actual capital expenditures versus budget

•                  actual schedule compared to the original schedule

•                  the start-up curve, and

•                  cultural, economic and other factors that affected the project.

The 312,000 LTIP units associated with Cobre Panama will remain in place and vest according to the terms of the plan, however no additional LTIP units will be awarded under the plan. As a result, the board has reduced the number of common shares reserved for issue under the LTIP from 500,000 to 312,000 common shares.

Vesting

The board, or the HRCC on its behalf, must determine whether a project has been completed and its degree of success before the LTIP units can vest. It assesses each project against the expectations underlying the board’s original decision to develop or move forward with it (the development decision).

The HRCC considers several factors relevant to this assessment, including but not limited to:

•                  the net present value of the project, based on actual capital expenditures and operating parameters for the project as at the completion date (see below)

•                  any difference between the actual capital costs incurred for the project and the estimated capital costs that the development decision was based on, and the factors contributing to the difference in costs

•                  the length of time between when the LTIP units were awarded and the completion date of the project (the performance period). If the performance period is longer than what was forecast as part of the development decision, the committee will also consider factors that contributed to the delay (the performance periods for the Cobre Panama project began on December 4, 2007)

•                  any difference between the actual operating parameters of the project as at the completion date and the operating parameters forecast as part of the development decision

•                  any economic, financial and other conditions, events and developments generally affecting the mining industry after the date of the development decision, the impact of these on the completion of the project, and the extent to which these could reasonably be considered to be within or beyond management’s control

•                  any economic, financial and other conditions, events and local developments that affected the project after the date of the development decision, the impact of these on completion of the project, and the extent to which these could reasonably be considered to be within or beyond the control of management.

The committee determines a performance percentage that can range from 0 to 100 percent for each project which reflects management’s success in completing the project. The number of LTIP units issued for that project is multiplied by the performance percentage to calculate the number of LTIP units that will vest.

The HRCC can retain any experts or advisors it needs to help it to determine the performance percentage, or to assess any of the above factors or other factors relevant to its decision.

The board determines the performance percentage within 60 days of the first anniversary of the day production begins (a project’s completion date). When a participant is granted LTIP units, he or she receives a confirmation and acknowledgement agreement that includes the completion dates for the specific growth projects. The committee reviews these dates periodically and can adjust them if it deems appropriate.

Change of control

If there is a change in ownership of more than 50 percent of Inmet’s common shares because of a corporate transaction or acquisition of securities or assets, it is a change of control under the LTIP.

If the acquirer under a change of control does not assume all of Inmet’s obligations under the plan, or decides to continue the plan but with objectives that our board believes are inconsistent with the plan, then the outstanding units will vest using a performance percentage of 100 percent.

If the acquirer assumes Inmet’s obligations under the plan in a manner that our board believes is consistent with the plan’s objectives, then the plan and outstanding units will continue on the same terms and conditions. The LTIP units may be adjusted, however, to become a right to receive shares of the acquirer.

If a participant’s employment is terminated without cause or he or she resigns for a good reason (as defined under the plan) following a change of control, the units vest pro rata based on the day employment is terminated or the employee’s severance period ends (if a severance period has been agreed to in an employment or change of control agreement with us), whichever is later (the end date).

•                  When the expected completion date of the project is within 24 months of the end date (36 months in the case of the CEO), the employee is entitled to have all of the LTIP units relating to that project vest as of the day employment is terminated.

•                  When the expected completion date of a project is more than 24 months from the end date (36 months in the case of the CEO), a pro rata portion of the LTIP units granted to the employee relating to that project will vest, calculated as follows:

•                  the number of days from the date the LTIP units were granted to the end date, divided by

•                  the number of days from the date of the grant to the expected completion date.

The HRCC has the right to terminate all or part of the plan if it decides it is appropriate to do so. It can also determine the terms and conditions of the termination.

Transferring LTIP units

LTIP units can only be transferred or assigned by will or the laws of descent and distribution.

Amending or terminating the plan

The board can amend, suspend or terminate the plan without shareholder approval, unless it is:

•                  to change the number of common shares that may be issued under the plan, or change the fixed maximum number or to a fixed maximum percentage

•                  to expand the categories of eligible participants

•                  to allow an LTIP unit to be transferred or assigned, except by will or the laws of descent and distribution

•                  required to by law, including the rules, regulations and policies of the TSX.

Participation

The table below shows the total number of outstanding LTIP units awarded to each named executive as at December 31, 2011. The units will vest based on the successful completion of our Cobre

Panama growth project. The performance period for the project is December 14, 2007 to December 31, 2014.

Name	LTIP units (#)	Growth project	Performance period until maturity or payout	Number/value of LTIP units vested during the year (#/$)
Jochen Tilk	83,000	Cobre Panama	December 31, 2014	nil
D. James Slattery	38,000	Cobre Panama	December 31, 2014	nil
Steve Astritis	38,000	Cobre Panama	December 31, 2014	nil
Frank Balint	28,000	Cobre Panama	December 31, 2014	nil
R. Scott Herr	28,000	Cobre Panama	December 31, 2014	nil

Other compensation

Defined contribution pension plan

The named executives and other executive officers participate in the defined contribution (DC) component of our registered retirement plan. Inmet contributes the maximum annual contribution the Canada Revenue Agency allows for registered plans.

Contributions made under the DC plan are invested in various investment options available under the plan according to the participant’s instructions, and investment earnings accumulate in the participant’s DC plan account. When the participant retires, we use the value in the account to purchase a monthly pension from an insurance company or the value in the account is transferred to a locked-in retirement account or life income plan.

Participants (other than specified employees as defined under the plan) can make voluntary contributions to the plan of up to 13 percent of base salary and annual bonus. We match 50 percent of the voluntary contributions up to 4 percent (subject to limits set by the Canada Revenue Agency). Executives cannot make voluntary contributions to the plan.

Annual payment in lieu of supplemental pension plan

We do not have a supplemental pension plan that provides a pension benefit in excess of the maximum benefits the Canada Revenue Agency allows under registered pension plans. Instead, we make an annual payment to each named executive (and other specified employees as defined under the plan) up to 12 percent of his or her combined base salary and a specified portion of the performance bonus according to his or her position, less the amount we pay to the DC plan. We do this to avoid maintaining and funding a non-registered supplementary pension plan or arrangement for benefits in excess of the permitted maximums.

Other benefits

We provide a limited number of benefits to executive officers and certain other employees including a fitness club membership, life insurance and a leased car. The value of these benefits is consistent with those offered by companies in our compensation peer group.

Our 2011 corporate objectives and results

Our corporate objectives for 2011 were grouped into five broad measures of success:

•                  Meeting production targets

•                  Controlling costs

•                  Growth

•                  Improving safety and health performance

•                  Building our social licence

2011 corporate performance factor

After completing its assessment, the board determined an overall corporate performance rating of 85 percent for 2011. It used this factor to make its compensation decisions for our named executives. The table below lists our 2011 corporate objectives, the key performance indicators and results:

1. Maximize the value of our existing assets

Maximize the value of our existing operations by improving productivity, reducing costs and mitigating risk. A consistent focus on making sure our operations are strong and stable has proven to be the right strategy: it means we can continue to rely on our operating cash flow even when metal prices are low. It also gives us the strength to pursue our growth objectives.

Corporate objective	2011 Key performance indicators			Rating
1.1 Meet production targets and continuously improve productivity

•                  Continue with the successful ramp-up of Las Cruces to reach or exceed design production of 72,000 tonnes of cathode per annum.

•                  Match our 2010 production levels at Pyhäsalmi and Çayeli while managing operational risks such as ground conditions.

35/45

2011 Results
	Production	2011 target	2011 results
	Copper	94,400 tonnes	84,800 tonnes
	Zinc	80,500 tonnes	80,400 tonnes

	Productivity	2011 target	2011 results
	Çayeli	30,900 tonnes	28,700 tonnes
	Pyhäsalmi	13,300 tonnes	14,000 tonnes
	Las Cruces	50,200 tonnes	42,100 tonnes

•                  Çayeli set several records of mill throughput during the year.

•                  Pyrite sales at Pyhäsalmi have reached historic records as a result of strong demand from China and because of excellent operational performance and creative marketing by our marketing team.

•                  Las Cruces made significant operational improvements and has demonstrated that it is nearing its technical and commercial targets.

•                  Copper production at Çayeli was below target due to lower copper grades and recoveries which offset the impact of record throughput. However, copper production at Las Cruces was 16 percent below target.

1.2 Control costs through continuous improvement programs and cost monitoring	2011 Results	2011 target	2011 results
	Çayeli (Cost per tonne of ore milled (C $))	$81	$81
	Pyhäsalmi (Cost per tonne of ore milled (C $))	$40	$42
	Las Cruces (Cost per pound of copper produced (C $))	$1.14	$1.59
	Cash cost per pound of copper (US $)	$0.86	$0.86

2. Growth through the acquisition of production, development of a property or successful exploration

Growth in base metal mining is a core element of our corporate strategy. We have achieved our growth objectives over the past several years and continue to strive for growth to enhance our ability to deliver superior returns over the longer term.

Corporate objective	2011 Key performance indicators	Rating
Growth through the acquisition of production, development of a property or successful exploration

•                  Continue to advance Cobre Panama and reach critical milestones in 2011:

•                  Obtain approval from the Autoridad Nacional del Ambiente (ANAM), the Panamanian environmental regulatory authority, of the project environmental and social impact assessment (ESIA) required for development of the Cobre Panama copper project, including the mining operations and related infrastructure, a port facility and coal-fired power plant.

•                  Achieve significant progress on the power arrangement and project financing to significantly enhance the value of the project.

•                  Continue to develop partnerships either at the project or corporate level to carefully manage the appropriate equity interest within Inmet.

•                  Contemplate acquisitions and corporate transactions to provide accretive growth to our shareholders beyond the development of Cobre Panama.

40/40

2011 Results

•                  We finalized an agreement with Ok Tedi Mining Limited (OTML) for OTML to repurchase the five percent net smelter royalty for US$335 million, which transaction closed in January 2011.

•                  We completed the $500 million private placement with a wholly-owned subsidiary of Temasek Holdings (Private) Limited.

•                  We made significant advancements in the Cobre Panama project and achieved several milestones including:

•                  Approval by ANAM of the ESIA required for development of the Cobre Panama copper project, including the mining operations and related infrastructure, a port facility and coal-fired power plant.

•                  Discovery of the Balboa deposit, Inmet’s first significant discovery in a number of years.

•                  Achieved a positive view on compliance with the International Finance Corporation (IFC) Performance Standards through Independent Engineers.

•                  We demonstrated a disciplined and focused approach to the proposed transaction with Lundin Mining Corporation, and the ability to resume business at an accelerated pace after the merger was terminated. However, we ultimately failed to complete the merger.

•                  Although we have not yet concluded a transaction, the partnership search process has been successful to this point and has provided us with several potential alternatives on how to proceed.

3. Improve the safety and health of our operations and construction projects and make enhancements in the area of corporate social responsibility

Our safety, health and corporate responsibility strategic objectives incorporate priorities for the safety and health of employees, contractors and communities, responsible environmental stewardship and contributing to establishment of sustainable communities. The objectives are founded on the principles of good governance and risk management to ensure that we earn our social license and enhance our reputation. We are committed to continually improving our performance as a responsible corporate citizen while creating shareholder value.

Corporate objective	2011 Key performance indicators	Rating
Improve the safety and health of our operations and construction projects and make enhancements in the area of corporate social responsibility

•                  Implement higher standards for safety and environmental performance:

•                  Reduce lost-time injury frequency, total injury frequency and severity.

•                  Reduce environmental incident intensity.

•                  Improve our company-wide safety practices and operating procedures with the objective of providing a zero harm working environment to our employees.

•                  Advance projects in the areas of sustainable development, community consultation and human rights.

10/15

2011 Results

•                  Our lost time injury rate has been one of the lowest in the history of the company. A milestone was the completion of one year without a lost time injury at Pyhäsalmi.

•                  Our total injury frequency was down by 14 percent, disabling injury frequency was down by 33 percent, lost time injury frequency was down by 38 percent and severity decreased by 91 percent.

•                  There were an elevated number of environmental exceedances at Las Cruces during the year although we mitigated our exposure through our water treatment systems.

•                  We elevated our commitment and visibility with continued progress on corporate responsibility by joining the Voluntary Principles on Security and Human Rights, applying to join the International Council for Mining and Metals (ICMM) and by advancing our involvement in biodiversity.

•                  We developed a corporate responsibility framework and worked on development of an enhanced corporate responsibility management system.

•                  We modified our existing safety, environmental and community affairs (SECA) charter and work plan to reflect our evolution to a corporate responsibility emphasis.

•                  Our SECA standards implementation remains on target.

•                  Communities signed the resettlement action plan; a major milestone for Cobre Panama.

•                  We made significant progress in moving the Cobre Panama environmental and social impact assessments towards regulatory approval.

Other achievements

•                  We made a major shift in our accounting practices when we transitioned to International Financial Reporting Standards.

•                  We gained additional coverage of our stock and attracted some new anchor shareholders through our investor relations efforts.

•                  We increased our management depth and grew by approximately 20 people in the Toronto office to respond to our growing management demand. We have added key people in most areas and expect further additions over the coming months.

•                  Although the year has been exceptionally volatile for the industry, Inmet’s relative share price performance has been strong. Improvements at Las Cruces and recognition for Cobre Panama are the main factors.

Overall corporate performance rating		85/100

Notes to the above table:

Cash cost per pound of copper includes direct production costs, plus smelter processing charges and freight, less revenue from the sale of by-product metals. These are non-GAAP measures. There is no standard way to calculate cash costs, so they are not a reliable way to compare us to other companies. They can, however, help you understand how our production costs have changed from year to year compared to our targets, and the impact this has on our profitability and cash flows. You can find a reconciliation of the 2011 non-GAAP measures to our GAAP financial statements in our Annual Management’s Discussion and Analysis of Results of Operations and Financial Condition for the year ended December 31, 2011 — Supplementary information, Cash costs on pages 50 and 51.

See 2011 results on page 70 for the summary compensation table and other information about what we paid our named executives in 2011.

How our shares have performed

The graph below compares the performance of Inmet common shares to the S&P/TSX Composite Total Return Index, the S&P/TSX Diversified Metals & Mining Total Return Index, the total compensation awarded to our named executives (as set out in the Summary compensation table) and the total compensation realized by the named executives (as set out in the Actual total direct compensation value realized table) for the five most recently completed financial years.

It shows our total cumulative shareholder return for $100 invested in Inmet common shares on December 31, 2006 with reinvestment of dividends, compared to $100 invested in the S&P/TSX Composite Total Return Index and the S&P/TSX Diversified Metals & Mining Total Return Index over the same five-year period, and total compensation awarded to and realized by our named executives indexed at $100 as of December 31, 2006.

Five-year cumulative total return on $100 investment with dividends reinvested

At December 31	2006	2007	2008	2009	2010	2011
Inmet Mining	$100	$129	$32	$104	$126	$107
S&P/TSX Composite Total Return Index	$100	$110	$74	$100	$117	$107
S&P/TSX Diversified Metals & Mining Total Return Index	$100	$116	$35	$148	$226	$160
Total compensation awarded to the named executives	$100	$181	$100	$64	$50	$188
Total compensation realized by the named executives	$100	$181	$100	$64	$50	$85

Notes to above table:

•      Between 2006 and 2008, total compensation awarded to the named executives tracked a similar pattern as our share performance and the noted indices.

•      In 2009 and 2010, total compensation awarded to named executives decreased in comparison to our share performance and the noted indices for the following reasons:

•      total compensation awarded to the named executives for 2008 included an assumed value for the LTIP units associated with Las Cruces whereas 2009 and 2010 did not

•      our corporate performance factor for the performance bonus plan in 2009 and 2010 was lower than target

•      our share performance was affected by the economic downturn in 2008 and recovery in 2009

•      the named executives as a group received lower total compensation than the total compensation of the named executives of previous years due to the retirement of the former CEO.

•      Total compensation awarded to the named executives for 2009 does not include the lump sum payment made to our former CEO as part of his retirement agreement.

•      In 2011, total compensation awarded to the named executives increased in comparison to our share performance and the noted indices for the following reasons:

•      total compensation awarded to the named executives for 2011 represents the total compensation that was awarded as 2011 PSU awards, 2011 stock option grants comprised of an award for 2010, an award for 2011 and a one-time special retention award and the actual 2011 cash payout of the LTIP units associated with Las Cruces. See the notes to the Summary compensation table on page 70 for details about how these amounts were calculated.

•      the corporate performance factor for the performance bonus plan was 20 percent higher compared to 2010.

•      Total compensation realized by named executives is the same as total compensation awarded to the named executives until 2011. For 2011, the value for the 2011 PSU and option awards has been excluded to illustrate the actual total compensation realized by named executives in 2011. See the notes to the Actual total direct compensation value realized table on page 72 for details about the exclusions.

Total compensation of our named executives as a percentage of pre-tax profit

The table below shows the total compensation awarded to our named executives and the total compensation realized by our named executives in each of the past five years, and as a percentage of pre-tax profit for that year.

	2007	2008	2009	2010	2011
Total compensation awarded to our named executives	$15,378,336	$8,479,342	$5,402,188	$4,277,640	$15,993,890
Pre-tax profit	$558,303,000	$324,290,000	$390,948,000	$493,953,000	$370,115,000
Total compensation awarded to our named executives (as a % of pre-tax profit)	2.8%	2.6%	1.4%	0.9%	4.3%
Total compensation realized by our named executives	$15,378,336	$8,479,342	$5,402,188	$4,277,640	$7,186,524
Pre-tax profit	$558,303,000	$324,290,000	$390,948,000	$493,953,000	$370,115,000
Total compensation realized by our named executives (as a % of pre-tax profit)	2.8%	2.6%	1.4%	0.9%	1.9%

Notes to above table:

Total compensation awarded to our named executives for 2011, 2010 and 2009 is the total amount of the compensation items listed for each named executive in the Summary compensation table for each of the three years. Total compensation for 2011 included a stock option grant comprised of an award for 2010, an award for 2011 and a one-time special retention award and the actual 2011 cash payout of the LTIP units associated with Las Cruces. See the notes to the Summary compensation table on page 70 for information about how these amounts were calculated.

Total compensation realized by our named executives for 2011, 2010 and 2009 is the total amount of the compensation items listed for each named executive in the Actual total direct compensation value realized table for each of the three years. For 2011, the value for the 2011 PSU and option awards has been excluded to illustrate the actual total compensation realized by named executives in 2011. See the notes to the Actual total direct compensation value realized table on page 72 for details about the exclusions.

Pre-tax profit is in Canadian dollars before capital tax and income tax expense.

Pre-tax profit from 2006 to 2010 was determined in accordance with Canadian generally accepted accounting principles (GAAP). In 2011, we adopted International Financial Reporting Standards (IFRS) to comply with changes made to the Canadian Institute of Chartered Accountants Accounting Handbook. Pre-tax profit for 2011 was determined in accordance with IFRS reflects pre-tax income from continuing operations. This excludes pre-tax profit from discontinued operations relating to our share of Ok Tedi Mining Limited as a result of the sale of our 18 percent interest.

2011 results

Summary compensation table

The table below shows the annual and long-term compensation we paid to our CEO, our CFO and our other three most highly compensated officers (our named executives) for the years ended December 31, 2011, 2010 and 2009.

			Share-	Option-	Non-equity incentive plan compensation ($)
Name and principal position	Year	Salaray ($)	based awards(1) ($)	based awards(2) ($)	Annual incentive plans(3)	Long-term incentive plans(4)	Pension value ($)	All Other Compensation(5) ($)	Total compensation ($)
Jochen Tilk President and Chief Executive Officer (formerly President and Chief Operating Officer)(6)	2011 2010 2009	800,000 755,000 605,000	599,898 — 297,758	3,101,000 — —	1,020,000 680,000 316,000	792,512 — —	22,970 22,450 22,000	223,111 169,912 112,652	6,559,581 1,627,362 1,353,410
D. James Slattery Vice-President and Chief Financial Officer	2011 2010 2009	435,000 420,000 390,000	217,467 — 146,995	1,085,350 — —	370,000 252,000 156,000	317,005 — —	22,970 22,450 22,000	79,337 70,511 70,169	2,527,130 764,961 785,164
Steve Astritis Vice-President, Legal and Corporate Affairs	2011 2010 2009	415,000 405,000 375,000	207,506 — 141,341	1,085,350 — —	353,000 243,000 150,000	317,005 — —	22,970 22,450 22,000	77,180 70,775 70,434	2,478,010 741,225 758,775
Frank Balint Vice-President, Corporate Development	2011 2010 2009	340,000 325,000 300,000	170,002 — 113,073	1,085,350 — —	289,000 195,000 120,000	237,754 — —	22,970 22,450 22,000	73,652 64,200 59,883	2,218,728 606,650 614,956
R. Scott Herr Vice-President, Mining	2011 2010 2009	340,000 290,000 270,000	170,002 — 101,765	1,085,350 — —	289,000 174,000 108,000	237,754 — —	22,970 22,450 22,000	65,366 50,992 48,480	2,210,441 537,442 550,246

Notes to the above table:

(1)           Share-based awards:  The amount for 2011 represents the total compensation that was awarded as PSUs. The number of PSUs granted is the value of the PSU award divided by the closing price of Inmet’s shares on the date of grant ($65.11). No PSUs were granted in 2010. The value expressed for 2009 represents awards made under the share award plan. See below for more information about the share award plan.

Share award plan:  This plan is not in effect as of 2011 and was a market purchase plan. The amounts in this column for 2009 reflect the actual cost to buy shares in the market under the plan, without deducting income tax and other source deductions, and therefore vary from the amounts indicated in annual incentive plan column for the cash bonus under the performance bonus plan.

The value of the share award plan was based on the cost incurred to acquire the shares, amortized evenly over the four-year vesting period. The value of awards under the share award plan that have not vested is as follows:

Name	Value ($)
Jochen Tilk	139,391
James Slattery	71,899
Steve Astritis	69,094
Frank Balint	55,457
R. Scott Herr	48,940

In 2010 and 2011, no SAP awards were granted in connection with the payment of the PBP.

(2)           Option-based awards:  The amount for 2011 represents the total compensation that was awarded as 2011 stock option grants comprised of an award for 2010, an award for 2011 and a one-time special retention award. The 2011 amount is calculated using the grant date fair value of the stock option award, as determined by the HRCC. The Black-Scholes option pricing model (Black-Scholes) is used to determine the value of stock options in accordance with the accounting treatment, and has been prepared by the HRCC’s external consultant, and reviewed and approved by the Board. The weighted average assumptions used to determine the Black-Scholes value of $31.01 per option are as follows: Risk-free interest rate of 2.83%, expected share price volatility of 41.19%, expected option life of 7 years, and dividend yield of 0.29%. The Black-Scholes compensation value of stock options differs from the accounting fair value disclosed in our 2011 consolidated financial statements. Under IFRS 2 share-based payment, options must be treated using the fair value method of accounting. While Black-Scholes is also used to calculate the accounting fair value, the assumptions used in determining the accounting fair value are based on an expected option life of five years, rather than the full option life of seven years, as well as a risk-free interest rate of 2.06% and expected share price volatility of 49.0% resulting in a Black-Scholes fair value of $28.86 per option.

(3)           Annual incentive plans:  No awards were granted under the share award plan in 2010 for payment of the performance bonus plan. At the time the performance bonus was determined (December 2010), Inmet was in a transactional trading blackout and the board used its discretion to pay the entire 2010 performance bonus plan award in cash.

(4)           Long-term incentive plans:  In February 2009, the HRCC cancelled the LTIP units linked to Cerattepe after we decided not to proceed with that project. The shares allocated to the cancelled LTIP units were returned to the share reserve for the LTIP.

In December 2009, the HRCC established an additional award of 147,000 LTIP units for our growth project, Cobre Panama, and set an expected completion date for the project of December 31, 2014 for vesting.

In April 2011, the HRCC decided to redeem the 86,000 outstanding LTIP units associated with the Las Cruces project. The vesting percentage was determined to be 60 percent. Participants in the LTIP had their vested LTIP units relating to Las Cruces redeemed on May 10, 2011, and received cash for the units based on $65.11, the volume weighted average price of Inmet common shares on the TSX for the five preceding trading days. The redemption is included in the non-equity incentive plan compensation column rather than the share-based awards column because it was received in cash.

(5)           All other compensation represents the value of perquisites and benefits:

•      premiums we paid for standard benefits including life insurance

•      automobile benefits

•      tax assistance

•      annual contributions we made in lieu of a supplemental pension arrangement

•      retiring allowance.

The named executives received the following amounts in 2011 for automobile benefits and the annual payment in lieu of a supplemental pension arrangement:

Name	Payment in lieu of supplemental pension ($)	Automobile benefit ($)
Jochen Tilk	195,430	15,431
James Slattery	55,870	12,746
Steve Astritis	52,246	11,292
Frank Balint	38,638	17,753
R. Scott Herr	38,638	12,511

(6)           Mr. Tilk was appointed Inmet’s President and Chief Executive Officer on November 2, 2009. He was previously President and Chief Operating Officer (COO). His 2009 salary reflects the amount he received up to that date as President and COO, and the prorated amount for the increase he received as President and CEO.

Actual total direct compensation value realized

The methodology used and prescribed for the above summary compensation table can reflect values that may be significantly different than the actual values realized by a named executive in any given year. To better understand the outcomes and implications of the executive compensation decisions made by the HRCC and the board, the table below shows the actual value of total direct compensation realized by each named executive for the years ended December 31, 2011, 2010 and 2009.

			Share-	Option-	Non-equity incentive plan compensation ($)
Name and principal position	Year	Salary ($)	based awards(1) ($)	based awards(2) ($)	Annual incentive plans	Long-term incentive plans	Pension value ($)	All Other Compensation ($)	Total compensation ($)
Jochen Tilk	2011 2010 2009	800,000 755,000 605,000	— — 297,758	— — —	1,020,000 680,000 316,000	792,512 — —	22,970 22,450 22,000	223,111 169,912 112,652	2,858,593 1,627,362 1,353,410
D. James Slattery	2011 2010 2009	435,000 420,000 390,000	— — 146,995	— — —	370,000 252,000 156,000	317,005 — —	22,970 22,450 22,000	79,337 70,511 70,169	1,224,312 764,961 785,163
Steve Astritis	2011 2010 2009	415,000 405,000 375,000	— — 141,341	— — —	353,000 243,000 150,000	317,005 — —	22,970 22,450 22,000	77,180 70,755 70,434	1,185,154 741,225 758,775
Frank Balint	2011 2010 2009	340,000 325,000 300,000	— — 113,073	— — —	289,000 195,000 120,000	237,754 — —	22,970 22,450 22,000	73,652 64,200 59,883	963,376 606,650 614,955
R. Scott Herr	2011 2010 2009	340,000 290,000 270,000	— — 101,765	— — —	289,000 174,000 108,000	237,754 — —	22,970 22,450 22,000	65,366 50,992 48,480	955,089 537,442 550,246

Notes to the above table:

The differences between the summary compensation table and the above table include the following:

(1)           Share-based awards:  This column does not show a value for the 2011 PSU awards because the awards have not yet vested and the named executives have not realized any value for these awards. The ultimate value of the 2011 PSU awards will be based on Inmet’s relative three-year total shareholder return (TSR) compared to the TSR of our PSU performance peer group.

(2)           Option-based awards:  This column does not show a value for the 2011 option awards because the awards have not yet vested and the named executives have not realized any value for these awards. The ultimate value of the 2011 option awards will be based on Inmet’s share price when the options are exercised and the exercise price.

Incentive plan awards

Outstanding option-based awards and share-based awards under the PSU plan

The table below shows the stock options and PSUs outstanding at the end of 2011.

		Option-based Awards				Share-based Awards (PSUs)
Name	Grant date	Number of securities Underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the- money options ($)	Number of PSUs that have not vested (#)	Market or payout value of share- based awards that have not vested ($)	Market or payout value of vested share-based awards not paid out or distributed ($)
Jochen Tilk	May 10, 2011	100,000	65.11	May 10, 2018	39,000	9,215	603,583	Nil
D. James Slattery	May 10, 2011	35,000	65.11	May 10, 2018	13,650	3,340	218,770	Nil
Steve Astritis	May 10, 2011	35,000	65.11	May 10, 2018	13,650	3,187	208,749	Nil
Frank Balint	May 10, 2011	35,000	65.11	May 10, 2018	13,650	2,611	171,021	Nil
R. Scott Herr	May 10, 2011	35,000	65.11	May 10, 2018	13,650	2,611	171,021	Nil

Notes to the above table:

•      Value of unexercised in-the-money options is based on the difference between the closing price of the Inmet’s common shares on the TSX on the last trading day of the year (December 31, 2011 – $65.50) and the option exercise price ($65.11).

•      Market payout value of share-based awards that have not vested is calculated by multiplying the number of shares that have not vested by the closing price of the Inmet’s common shares on the TSX on the last trading day of the year (December 31, 2011 – $65.50.)

•      As at December 31, 2011, no options or PSUs had vested.

Outstanding share-based awards under the LTIP and share award plan

The table below shows the LTIP units and share award plan shares outstanding at the end of 2011.

	Share award plan			Long term incentive plan
Name	Number of shares awarded that have not vested (#)	Value of shares awarded that have not vested ($)	Market or payout value of vested share-based awards not paid out or distributed ($)	Number of LTIP units awarded that have not vested (#)	Value of LTIP units awarded that have not vested ($)	Market or payout value of vested share-based awards not paid out or distributed ($)
Jochen Tilk	3,094	202,657	nil	83,000	nil	nil
D. James Slattery	1,618	105,979	nil	38,000	nil	nil
Steve Astritis	1,555	101,853	nil	38,000	nil	nil
Frank Balint	1,249	81,810	nil	28,000	nil	nil
R. Scott Herr	1,097	71,854	nil	28,000	nil	nil

Notes to the above table:

•                  Value of shares awarded that have not vested is determined by multiplying the number of shares by $65.50, the closing price of our common shares on the TSX on December 31, 2011.

•                  The amounts indicated assume a zero performance percentage for LTIP units linked to successful completion of the Cobre Panama project as we have not yet proceeded with full construction. The value is calculated using the relevant performance percentage times the number of LTIP units, multiplied by $65.50, the closing price of our common shares on the TSX on December 31, 2011. See Long-term incentive plan starting on page 61 for more information about the LTIP.

Incentive plan awards — value vested or earned during 2011

The table below shows the value of compensation under our incentive plans (Share option plan, Performance share unit plan, share award plan, LTIP and cash bonus under the performance bonus plan) or vested for each named executive for the year ended December 31, 2011.

	Option-based awards	Share-based awards		Non-equity incentive plan compensation
Name	Option-based awards — value vested during the year ($)	PSU awards — value vested during the year ($)	Awards under the share award plan — market value of shares vested during the year ($)	LTIP units — value vested during the year ($)	Performance bonus plan — Cash bonus value earned during the year ($)
Jochen Tilk	Nil	Nil	315,055	792,512	1,020,000
D. James Slattery	Nil	Nil	167,746	317,005	370,000
Steve Astritis	Nil	Nil	164,340	317,005	353,000
Frank Balint	Nil	Nil	118,031	237,754	289,000
R. Scott Herr	Nil	Nil	94,582	237,754	289,000

Notes to the above table:

•                  Market value of shares under the share award plan vested during the year is determined by multiplying the number of vested shares by $65.50, the closing price of Inmet common shares on the TSX on December 31, 2011.

•                  In April 2011, 86,000 LTIP units associated with the Cobre Las Cruces project vested with a vesting percentage of 60 percent. They were redeemed as of May 10, 2011 and received cash for such units based on $65.11, the volume weighted average price of Inmet common shares on the TSX for the five preceding trading days.

•                  In 2010 and 2011, no awards were granted under the share award plan relating to the payment of the performance bonus plan. When the 2010 performance bonus plan was determined in December 2010, Inmet was in a transactional trading blackout and the board used its discretion to pay the entire 2010 performance bonus plan award in cash. The share award plan component was formally terminated for the 2011 year and onwards in conjunction with the introduction of the share option plan and performance share unit plan.

Securities authorized for issuance under equity compensation plans

All of our equity compensation plans have been approved by our shareholders. We must receive shareholder approval if we want to increase the reserves under our equity compensation plans.

Share option plan

The table below gives details about the common shares authorized for issue under our Share option plan as at December 31, 2011.

Number of common shares reserved for issuance under the Share option plan	Weighted-average exercise price of outstanding options	Number of common shares available for future grant under the Share option plan	Total number of options outstanding
2,846,000 or approximately 4% of our issued and outstanding common shares as at December 31, 2011	$65.11	2,466,000 or approximately 3.6% of our issued and outstanding common shares as at December 31, 2011	380,000 or approximately 0.5% of our issued and outstanding common shares as at December 31, 2011

Long-term incentive plan

The table below gives details about the common shares authorized for issue under our LTIP as at December 31, 2011. No LTIP units will be granted in the future.

Number of common shares reserved for issuance under the LTIP	Number of common shares available for future grant under the LTIP	Total number of LTIP units outstanding
312,000 or 0.4% of our issued and outstanding common shares	Nil	312,000 or 0.4% of our issued and outstanding common shares

Retirement benefits

Defined contribution pension plan

Our employee retirement plan has a defined contribution element (DC plan) in which the named executives and other executive officers participate. Inmet contributes to the DC plan on behalf of participating employees as follows:

Period of service	Percentage of base salary and annual bonus contributed each year
< 5 years	3.0%
5 to 10 years	4.5%
> 10 years	6.0%

If a participant’s employment is terminated before retirement, the value of the DC plan account can be transferred to another registered pension plan or a locked-in retirement account, or used to purchase a deferred pension benefit under an annuity contract with a life insurance company.

The table below shows the accumulated value of the benefits for each named executive under the DC plan as at January 1, 2011 and December 31, 2011, and the compensatory amounts credited to each of them as at December 31, 2011.

Name	Accumulated value at start of year ($)	Compensatory ($)	Accumulated value at year end ($)
Jochen Tilk	294,895	22,970	312,417
D. James Slattery	133,775	22,970	148,138
Steve Astritis	244,150	22,970	261,999
Frank Balint	368,274	22,970	370,989
R. Scott Herr	119,004	22,970	137,114

Annual payment in lieu of supplemental pension plan

As we do not have a supplemental pension benefit that provides a pension benefit in excess of the maximum benefits the Canada Revenue Agency allows under registered pension plans, we make an annual payment to each named executive. These payments totaled $380,822 in 2011. As a result, we have no obligation to pay or fund a supplemental pension benefit to the named executives when they retire.

See Annual payment in lieu of supplemental pension plan on page 64 for more information.

Employment, termination and change of control

We believe that change of control agreements are critical to protecting the interests of our shareholders. These agreements are designed to make sure our executive team stays intact before, during and after a change of control.

We have change of control agreements with our named executives and other executive officers that provide benefits if the executive’s employment is terminated without just cause (as defined in the agreement), or if the executive resigns for a good reason (as defined in the agreement) within 24 months of the change of control (36 months for the CEO). We review the agreements from time to time to make sure they continue to meet reasonable market standards.

See Long term incentive plan starting on page 61 for information about other change of control provisions relating to unvested performance share units granted under the plan.

If the executive’s employment is terminated without just cause (as defined in the agreement) or if the executive resigns for a good reason (as defined in the agreement), he or she is entitled to compensation within 24 months (36 months for the CEO) following the change of control as follows:

Type of compensation	Entitlement
Annual salary	Cash amount equal to two times the annual salary, less any required statutory deductions, on termination (the cash amount is three times for the CEO).
Management bonus arrangements

Cash amount equal to two times the average of the amounts awarded during the three most recently completed financial years under the performance bonus plan (the cash amount is three times for the CEO) and therefore includes the amounts awarded for as a cash bonus and under the share award plan.

Pension plan, health, dental, life insurance and disability benefits

Continuation for two years after the date of termination or receipt of benefits from a new employer, or a cash amount equal to our cost for coverage for this period of time (the period is three years for the CEO).

Perquisites	Continuation for two years after the date of termination or a cash amount equal to the cost of the perquisites for this period of time (the period is three years for the CEO).
Executive relocation counseling services	Maximum of $30,000.
Unvested shares held under the share award plan	Immediate vesting.
Unvested share performance units under the LTIP	According to the terms of LTIP (see page 61 for more information).
PSUP	According to the terms of PSU plan (see page 57 for more information.)
SOP	According to the terms of the share option plan (see page 59 for more information).

The table below shows the amount of potential payments to the named executives if their change of control agreements had been triggered. This assumes a termination date of December 31, 2011.

Name	Total ($)	Severance ($)	Performance bonus ($)	LTIP ($)	Share award plan ($)	Share option plan ($)	PSU plan ($)	Pension ($)
Jochen Tilk	11,792,214/11,792,214	2,610,766	2,332,000	5,436,500/5,436,500	202,526	39,000	603,583	567,840
D. James Slattery	4,598,764/4,163,781	999,466	622,667	2,489,000/2,054,017	105,979	13,650	218,770	149,232
Steve Astritis	4,495,996/4,088,313	970,137	597,333	2,489,000/2,054,017	101,820	13,650	208,749	142,608
Frank Balint	3,531,495/3,211,695	831,996	482,667	1,834,000/1,514,200	81,810	13,650	171,021	116,352
R. Scott Herr	3,464,093/3,144,293	806,809	452,667	1,834,000/1,514,200	71,755	13,650	171,021	114,192

Notes to the above table:

•                  Total: The first amount assumes all LTIP units have vested on a change of control. The second amount assumes partial vesting of the LTIP units on a change of control according to the terms of the plan, based on the expected completion dates for growth projects linked to the LTIP units awarded (see LTIP below).

•                  Severance: These amounts are based on 2011 salary and include amounts for continuing benefits after termination.

•                  LTIP: LTIP units have accelerated vesting upon a change of control:

•                  the first amount in the column assumes accelerated vesting of all unvested LTIP units because the acquirer of Inmet has not assumed our obligations under the plan in a manner our board believes is consistent with the objectives of the plan

•                  the second amount represents the amount payable under the terms of the plan where the acquirer has assumed Inmet’s obligations under the plan in a manner that our board believes is consistent with the terms of the plan.

See Long-term incentive plan on page 61 for more information.

•                  Share award plan (SAP)

•                  all unvested shares held under the plan will vest on a change of control

•                  the value is calculated by multiplying the number of unvested shares held in the plan by $65.50, the closing price of our common shares on the TSX on December 31, 2011.

•                  Share option plan

•                  all unvested options held under the plan will vest on a change of control

•                  the value is calculated by multiplying the number of unvested options held in the plan by $65.50, the closing price of our common shares on the TSX on December 31, 2011.

•                  PSU Plan

•                  all unvested PSUs held under the plan will vest on a change of control

•                  the value is calculated by multiplying the number of unvested PSUs held in the plan by $65.50, the closing price of our common shares on the TSX on December 31, 2011.

•                  Pension

This includes future pension contributions by Inmet and the amounts payable in lieu of a supplemental pension benefit, and excludes accumulated pension value in the registered defined contribution pension plan. See the second table under Defined contribution pension plan on page 76 for the accumulated pension values.

SECTION 5

OTHER INFORMATION

Loans to directors and executive officers

Other than routine indebtedness, no current or former director, executive officer or employee owes money to Inmet or its subsidiaries.

Liability insurance for directors and officers

We have liability insurance coverage for our directors and officers to protect them against liabilities they may incur in their capacity as directors and officers. In 2011, we acquired coverage of $80 million with a paid premium of $252,000 and a deductible of $100,000 for all claims, except for securities claims which have a $250,000 deductible. We expect to maintain the same coverage with further improvements in the policy for 2012 with a premium of $269,000.

We review our liability insurance coverage every year and compare it to the level of directors’ and officers’ liability coverage at other mining companies to ensure it is typical for a mining company of our size and risk profile.

For more information

Our financial information is provided in our consolidated annual financial statements and management’s discussion and analysis (MD&A) for the year ended December 31, 2011. You can access any of the following documents on our website (www.inmetmining.com) or on SEDAR (www.sedar.com), or request a copy from us at no charge:

•                  our 2011 annual report which includes our consolidated annual financial statements, auditors’ report and MD&A

•                  our most recent annual information form

•                  interim consolidated financial statements and MD&A

•                  our most recent management proxy circular.

Please write to the Director, Investor Relations, Inmet Mining Corporation, 330 Bay Street, Suite 1000, Toronto, Ontario, Canada M5H 2S8 to request a copy. You can also call us at 1.416.361.6400 or send a fax to 1.416.368.4692.

Appendix A

INMET MINING CORPORATION

BOARD OF DIRECTORS

Mandate

The directors are responsible for the stewardship of the business and affairs of the Corporation. The Board seeks to discharge this responsibility by reviewing, discussing and approving the Corporation’s strategic plans, annual budgets and significant decisions and transactions as well as by overseeing the senior officers of the Corporation in their management of its day-to-day business and affairs. The Board’s primary role is to oversee corporate performance and assure itself of the quality, integrity, depth and continuity of management so that the Corporation is able to successfully execute its strategic plans and complete its corporate objectives.

It is the Board’s expectation that it will, as part of its oversight function, annually visit at least one of the mining operations in which the Corporation holds an interest and meet with its management and employees.

The Board delegates to the senior officers the responsibility for managing the day-to-day business of the Corporation. The Board discharges its responsibilities to oversee management directly and through the Audit Committee, the Corporate Governance and Nominating Committee, the Human Resources and Compensation Committee and the Corporate Responsibility Committee. In addition to these regular committees, the Board may appoint ad hoc committees periodically to address issues of a more short-term nature. At all times, the Board will retain its oversight function and ultimate responsibility for matters that the Board may delegate to Board committees.

The mandate of the Board also includes but is not limited to:

Management

1.     Approving the appointment of the Chief Executive Officer and the other senior officers of the Corporation. The Board, through the Human Resources and Compensation Committee, is also responsible for approving the annual compensation of the Chief Executive Officer and the other officers of the Corporation.

2.     Reviewing and approving transactions that are in excess of specified limits set out in the Corporation’s Authorization Policy. Notwithstanding the foregoing, the Board from time to time may delegate to senior management the authority to enter into transactions, such as financial transactions, subject to the specified limits set out in the Corporation’s Authorization Policy.

3.     Through the Human Resources and Compensation Committee, ensuring that management succession planning programs are in place, including programs to recruit management with the highest standards of integrity and competence and train, develop and retain them. The Board is also responsible for reviewing and approving such succession plans including those concerning the current and future organizational structure of the Corporation, in each case, as recommended by the Human Resources and Compensation Committee.

4.     Through the Human Resources and Compensation Committee, establishing and updating the Corporation’s executive compensation policy and ensuring that such policy aligns management’s interests with those of the shareholders.

Corporate Governance

5.     Approving the Board’s composition and size, the selection of the Chair of the Board, the candidates nominated for election to the Board, committee and committee chair appointments, committee charters and director compensation as well as managing succession planning issues concerning the Board to ensure that it has an appropriate balance in terms of skills and experience. In doing so, the Board will respond to recommendations received from the Corporate Governance and Nominating Committee but will always retain responsibility for giving its approval.

6.     Directly, and through the Corporate Governance and Nominating Committee, developing the Corporation’s approach to governance issues.

7.     Putting in place appropriate structures and procedures to ensure that the Board can function independently of management.

8.     Developing a position description for the Board Chair and, together with the Chief Executive Officer, a position description for the Chief Executive Officer.

9.     Reviewing annually the performance of the Board and its committees against their respective charters and mandates and disclosing the process in all appropriate public documents. The Board will also annually evaluate the performance of individual directors against the Corporation’s Statement of Expectations for Directors and the performance and independence of the Chair against the position description developed under 7 above.

10.   Through the Corporate Governance and Nominating Committee, overseeing the processes and procedures implemented regarding compliance with the Corporation’s Code of Business Conduct and Ethics.

Strategic Planning

11.   Participating directly, and through its committees, in the review, discussion and approval of the Corporation’s strategic plan. The Board is also responsible for discussing and considering the strategic plan and whether it remains appropriate taking into account the risks and opportunities inherent in the Corporation’s business.

12.   Reviewing and considering the business, operating, financial and other plans proposed by management by which the Corporation will execute its strategic plan.

13.   Reviewing and approving the Corporation’s annual and short-term corporate objectives developed by management.

14.   Providing input to management on emerging trends and issues that may affect the business of the Corporation, its strategic plan or its annual and short-term corporate objectives.

15.   Monitoring the Corporation’s progress in executing its strategic plan and achieving its annual and short-term corporate objectives and overseeing management in changing such strategic plan or objectives in light of changing circumstances affecting the Corporation or its businesses.

16.   Taking action as the Board deems appropriate if the Corporation does not successfully execute its strategic plan or achieve its annual or short-term corporate objectives or when other special circumstances warrant.

Monitoring of Financial Performance/Reporting and Other Financial Matters

17.   Reviewing and approving the Corporation’s annual budget presented by management.

18.   Reviewing and approving the Corporation’s annual audited financial statements and unaudited interim financial statements and the notes for each, as well as the annual and interim Management’s Discussion and Analysis, the Annual Information Form, Management Proxy Circular, other public offering documents and the Annual Report.

19.   Overseeing, directly and through the Audit Committee, the processes implemented to ensure that the financial performance and results of the Corporation are reported fairly, accurately and in a timely manner in accordance with generally accepted accounting standards and in compliance with legal and regulatory requirements.

20.   Overseeing, directly and through the Audit Committee, the process implemented to ensure integrity of the Corporation’s internal control and management information systems.

Risk Management

21.   Overseeing the processes by which the principal risks of the Corporation are identified, assessed and managed and for ensuring that appropriate risk management systems are implemented and maintained with a view to achieving a proper balance between risks incurred and the creation of long-term sustainable value to shareholders.

Environmental Oversight

22.   Overseeing, directly and through the Corporate Responsibility Committee, the processes for the implementation and maintenance of environmental stewardship and health and safety management systems that are consistent with accepted industry practices and comply with applicable laws and regulatory requirements.

Corporate Policies and Procedures

23.   Directly and through its Board committees, reviewing and approving, and monitoring compliance with, all significant policies and procedures by which the Corporation and its wholly-owned subsidiaries conduct their business and operations. In discharging such responsibility, the Board shall ensure that such policies and procedures are consistent with the principle that the Corporation and its wholly-owned subsidiaries must operate at all times in compliance with applicable laws and regulatory requirements and under the highest ethical standards.

Communications and Reporting

24.   Approving and reviewing annually the Corporation’s Corporate Disclosure Policy and other communications policies and procedures that address communications with shareholders, employees, financial analysts, governments and regulatory authorities, the media and the communities in which the business of the Corporation and its wholly-owned subsidiaries is conducted.

Appendix B

INMET MINING CORPORATION

AUDIT COMMITTEE CHARTER

I. PURPOSE

The function of the Audit Committee is to assist the Board of Directors in its oversight of the quality of the Corporation’s financial reporting and public disclosure of financial information, the performance and integrity of the related systems of internal and disclosure controls, compliance with legal and regulatory reporting requirements applicable to financial reporting and public disclosure of financial information and the performance and independence of the external auditors.

The Audit Committee may conduct any investigation appropriate to fulfilling its function and have direct access to the independent auditors, any officer or employee of the Corporation and all books and records of the Corporation. At the request of any Audit Committee member, the Audit Committee may retain, at the Corporation’s expense, accounting, legal or other advisors or experts it deems necessary to perform its duties.

II. COMPOSITION

The Audit Committee shall have a minimum of three members. All of its members shall be ‘independent’ as determined under the Board’s annual assessment of the independence of its members and ‘financially literate’, in each case as defined under any requirements of the Canadian Securities Administrators or other securities regulatory authorities to which the Corporation is subject. Unless a Chair is elected by the Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

The Committee shall meet at least five times annually, or more frequently as circumstances dictate.

The Audit Committee Chair will approve an agenda in advance of each meeting and will cause minutes of meetings to be maintained. The Chair will regularly report to the Board of Directors on the results of the Committee’s deliberations.

IV. RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Audit Committee shall:

Financial reporting

1.     Review the principal risks affecting the Corporation’s financial reporting and oversee appropriate systems to identify, evaluate and manage such risks.

2.     Review the Corporation’s public disclosure of financial information, including annual and interim financial statements, management’s discussion and analysis (MD&A) and annual and interim earnings releases, prior to filing with regulatory authorities or public dissemination and make recommendations to the Board for approval of same.

Such review shall address:

(a)   Appropriate application of IFRS as well as the underlying estimates, judgments and consideration of alternative treatment and presentation.

(b)   Clarity, accuracy and completeness of public disclosure.

(c)   Application of the Disclosure Committee process.

3.     Verify that the Corporation has appropriate procedures and policies in the areas of financial reporting, disclosure and internal controls, including for the review of the Corporation’s public disclosure of financial information derived from the Corporation’s financial statements and periodically assess the adequacy of such procedures and policies.

4.     Review the annual audited financial statements of the Corporation’s employee pension plans prior to filing with regulatory authorities and make recommendations to the Board for approval of same.

Independent auditors

5.     The Audit Committee is directly responsible for overseeing the work of the external auditors engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Corporation, including the resolution of disagreements between management and the external auditors regarding financial reporting.

6.     The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors and their compensation or approve any discharge of auditors where circumstances warrant.

7.     Review and approve the independent auditors’ audit plan and engagement letter. Discuss and approve audit scope, staffing, locations, reliance upon management and general audit approach. Ensure the auditor’s assessment of risks associated with financial reporting is consistent with that prepared by management.

8.     Review the results of the audit with the auditors.

9.     Review quarterly earnings reports with the auditor prior to public release.

10.   Approve the audit fees and other significant compensation to be paid to the independent auditors.

11.   At each Audit Committee meeting, consult with the independent auditors in the absence of management on internal controls and the fullness, appropriateness and accuracy of the Corporation’s annual financial statements including any disagreements.

12.   The Audit Committee shall pre-approve all non-audit services to be provided to the Corporation or its subsidiaries by the external auditors. In this regard, the Chairman is authorized to pre-approve non-audit services provided such pre-approval is presented to the Audit Committee at its first scheduled meeting thereafter.

Internal controls and compliance

13.   Review and assess reports prepared or caused to be prepared by management regarding internal controls, financial risk management and insurance programs.

14.   On at least a quarterly basis, review with the Corporation’s counsel any legal matters, the Corporation’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies that could have a significant impact on the Corporation’s annual financial statements.

15.   Establish procedures for:

(a)   the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting or auditing matters; and

(b)   the confidential, anonymous submission by employees of the Corporation or its subsidiaries of concerns regarding questionable accounting or auditing matters.

16.   Review management’s reports on related party transactions.

17.   Review annually the framework of internal controls, how these align with the objective of preventing and detecting fraud as well as management’s assessment of the continued effectiveness and application of those internal controls.

18.   Review at least annually management’s report on executive travel and other expenses.

19.   Review at least annually management’s report on the Corporation’s source deductions and other remittances required under applicable tax legislation.

Other responsibilities

20.   Periodically review and discuss with management and the independent auditors the significance of emerging regulatory and accounting standards and initiatives for the financial reporting of the Corporation.

21.   Review and reassess the adequacy of this Charter at least annually and make recommendations to the Corporate Governance and Nominating Committee as well as to the Board of Directors for approval.

22.   Annually assess the effectiveness of the Committee against its Charter and report the results of the assessment to the Corporate Governance and Nominating Committee as well as to the Board.

23.   Review disclosure of a summary of this Charter to shareholders.

24.   Perform any other activities consistent with this Charter, the Corporation’s by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

25.   At each Audit Committee meeting, meet with management in the absence of the independent auditors.

26.   Periodically review financial and accounting personnel succession planning within the Corporation and its major subsidiaries.

27.   Review and approve the Corporation’s hiring policies regarding partners, employees and former partners and employees of the present and any former external auditors of the Corporation.

The Committee’s role, as described in this Charter, is an important part of monitoring the quality and integrity of the Corporation’s financial reporting. This role does not replace the responsibility of the Corporation’s management for the preparation and presentation of financial statements in accordance with generally accepted accounting principles, for significant accounting estimates and judgments, or for ensuring compliance by the Corporation with applicable laws relating to financial reporting. Nor does the role of the Committee detract from the responsibility of the auditors to plan and conduct an audit in accordance with Canadian generally accepted auditing standards or from the fact that the independent auditors are ultimately accountable to the Board of Directors and the Committee, as representatives of the shareholders of the Corporation.

This Charter establishes guidelines, rather than inflexible rules, and the Committee will adopt such additional procedures and standards from time to time as it deems appropriate to help fulfill its responsibilities. Nothing in this Charter is intended to expand applicable standards of liability under statutory or regulatory requirements for directors of the Corporation.

This Charter has been adopted by the Audit Committee of the Corporation, and approved by the Board, with effect as of December 1, 2011.

Appendix C

INMET MINING CORPORATION

HUMAN RESOURCES AND COMPENSATION COMMITTEE WORK PLAN

The HRCC’s Annual Work Plan, which summarizes actions taken and matters reviewed by the HRCC during 2011, is as follows:

Committee action		Feb	July	Dec
1.	Review the executive compensation philosophy and total compensation structure for the Chief Executive Officer and the senior officers.			•
2.	Review and approve the peer comparator group for executive compensation benchmarking.			•
3.	Review and recommend for approval by the Board awards under the Share Option Plan.	•
4.	Review and recommend for approval by the Board awards under the Performance Share Unit Plan (“PSUP”) including a review of performance criteria and peer comparator group for benchmarking performance.	•
5.	Measure achievement of performance vesting targets for PSUs and recommend for approval by the Board.	•
6.	Review the executive compensation disclosure of the Corporation in the Compensation Discussion & Analysis (CD&A).	•
7.	Conduct performance appraisal of the Chief Executive Officer and review the performance appraisals of the senior officers.			•
8.	Review and recommend for approval by the Board the corporate objectives for the ensuing year.	•
9.	Assess achievement of corporate objectives and recommend for approval by the Board.			•
10.	Monitor achievement of performance criteria against peer comparator group for benchmarking performance in respect of the PSUP.		•	•
11.	Monitor the management and administration of the Corporation’s equity-based compensation plans.		•
12.	Monitor achievement of corporate objectives.		•	•
13.	Review and recommend for approval by the Board management’s succession planning programs including programs to recruit, train, develop and retain management.		•
14.	Assess effectiveness of committee against Charter and report to Board.		•
15.	Conduct an independent annual risk assessment of compensation policies and programs, including executive compensation policies and programs.			•
16.	Review management controls and processes for the administration of all pension plans and compliance with applicable legislation.		•
17.	Review annually and recommend for approval by the Board, where required, the Corporation’s human resources policies and practices.		•

Committee action		Feb	July	Dec
18.	Review annually the adequacy of the Committee Charter and recommend changes to the Corporate Governance and Nominating Committee and the Board for approval.		•
19.	Review the compensation arrangements for the directors of the Corporation.			•
20.	Review and approve peer comparator group for director compensation benchmarking.			•
21.

Establish and review annually the terms of share ownership guidelines for the Chief Executive Officer, senior officers and directors of the Corporation, monitor compliance therewith, and report to the Board on such review.

•
22.	Review the general compensation philosophy of the Corporation.			•
23.	Oversee the development and implementation of compensation policies and programs that align management’s interests with those of shareholders.	¡	¡	¡
24.	Oversee and monitor compensation principles and policies relating to organizational engagement and effectiveness, talent sourcing and retention strategies and employee development programs.	¡	¡	¡
25.

Review and recommend for approval by the Board the appointment of: (i) all direct executive reports of the CEO, regardless of base salary; and (ii) all other Board appointed senior officers of the Corporation.

		¡	¡	¡
26.

Review salaries, performance based compensation and employment arrangements for new and existing employees having salaries greater than $250,000 and for all general managers of operations regardless of annual salary.

		¡	¡	¡
27.

Review “change of control” compensation and other termination of employment arrangements for new and existing employees having annual salaries greater than $250,000 and for general managers of operations regardless of annual salary, as proposed from time to time by management.

		¡	¡	¡
28.

Review annually and recommend for approval by the Board the establishment of and any changes to any pension plan, including a registered pension plan, supplementary pension plan or annual payment in lieu of a supplementary pension plan.

		¡	¡	¡
29.	Receive and review a report from management concerning compliance of the Corporation’s human resources policies and practices with applicable laws, rules and regulations.	¡	¡	¡
30.	Review and pre-approve all fees and terms of service for the Corporation with any compensation consultant who also provides independent advice to the Committee.	¡	¡	¡

•  Typical timing

¡  As needed

Inmet Mining Corporation 330 Bay Street, Suite 1000, Toronto, Ontario, Canada M5H 2S8 www.inmetmining.com